SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549
                                      FORM S-8

                            REGISTRATION STATEMENT UNDER
                             THE SECURITIES ACT OF 1933


                             TRAVIS BOATS & MOTORS, INC.
                  (Exact name of issuer as specified in its charter)

Texas                                                      74-2024798
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                              Identification No.)

                 5000 Plaza on the Lake, Suite 250, Austin, Texas 78746
                       (Address of Principal Executive Offices)

                            TRAVIS BOATS & MOTORS, INC.
                                1995 INCENTIVE PLAN

                  STOCK OPTION AGREEMENT FOR MICHAEL B. PERRINE

                     STOCK OPTION AGREEMENT FOR RON SPRADLING

                    STOCK OPTION AGREEMENT FOR MARK T. WALTON


        Mark T. Walton                                Copies to:
   Travis Boats & Motors, Inc.                   J. Rowland Cook, Esq.
5000 Plaza on the Lake, Suite 250                   Julie Frey, Esq.
    Austin, Texas  78746                   Jenkens & Gilchrist, A Professional
       (512) 347-8787                                 Corporation
     Fax: (512) 329-0480                    600 Congress Avenue, Suite 2200
                                                   Austin, Texas  78701
                                                     (512) 499-3800
                                                  Fax: (512) 404-3520


                    CALCULATION OF REGISTRATION FEE



                                                  Proposed
                                  Proposed        Maximum
Title of                          Maximum         Aggregate   Amount of
Securities       Amount to be     Offering Price  Offering    Registration
Registered       Registered (1)   Per Share (2)   Price (2)   Fee (2)
--------------   --------------   --------------- ---------   ------------
Common Stock,      333,865         $ 22.75       $3,609,153.52 $1,064.70
$.01 par value

 (1) Shares (including related rights to acquire shares) issuable pursuant to incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, and performance units under the Travis Boats & Motors, Inc. 1995 Incentive Plan and the individual stock option agreements listed above (the "Option Agreements").
(2)	Estimated solely for the purpose of calculating the registration fee.
Pursuant to Rule 457(h), the offering price and registration fee are computed on the basis of the average of the bid and asked closing prices of the
Common Stock, as reported on the NASDAQ National Market System on
December 8, 1997.
(3)	Calculated pursuant to Rule 457 (c) and (h).  The prices per share of the Common Stock offered hereunder pursuant to the 1995 Incentive Plan
(the "Plan") and the Option Agreements is based on (i) 73,834 shares of Common Stock allocated for issuance under the Plan, but not yet subject to an award, at a price of $22.75 per share, which is the average of the high and low selling price per share of Common Stock on the NASDAQ
National Market System on December 8, 1997; and (ii) 260,031 shares of Common Stock reserved for issuance under the Plan and under the Option Agreements and subject to options granted thereunder at an average exercise price of $7.42 per share.

                              EXPLANATORY NOTE

The information required by Items 1 and 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Included in Part I of this Registration Statement on Form S-8 is a reoffer prospectus concerning reoffers and resales of certain of the shares of Common Stock registered hereby, which is filed in reliance on General Instruction C to Form S-8.

                                133,867 Shares

                          TRAVIS BOATS & MOTORS, INC.
                                 Common Stock

This Prospectus relates to an aggregate of 133,867 shares (the
"Shares") of common stock, par value $.01 per share ("Common Stock"), of Travis Boats & Motors, Inc. (the "Company"). The Common Stock is currently traded over-the-counter on the Nasdaq National Market ("Nasdaq") under the symbol TRVS. On December 8, 1997, the closing sale price of the Common Stock on the Nasdaq was $22.625 per share.

The Shares may be offered from time to time by persons (collectively, the "Selling Shareholders") who acquired the Shares in a transaction or chain of transactions not involving a public offering. The Selling Shareholders have indicated that the Shares may be sold in the over-the-counter market or otherwise at prevailing market prices or negotiated prices or by a combination of the foregoing methods of sale. No underwriter has been engaged to participate in the offering of the Shares. The Company will receive no portion of the proceeds of any sales of Shares by the Selling Shareholders. See "Plan of Distribution."

                       THESE SECURITIES INVOLVE CERTAIN RISKS.
                       SEE "RISK FACTORS" BEGINNING ON PAGE 4.

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          ADMINISTRATOR, NOR HAS THE COMMISSION OR ANY SUCH ADMINISTRATOR
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



             The date of this Prospectus is December 9, 1997.

                            AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission
(the "Commission") a Registration Statement (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Shares, reference is made to such Registration Statement and exhibits.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, the exhibits forming a part thereof, and the reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C.
20549, and at the following regional offices of the Commission: 7 World
Trade Center, 13th Floor, New York, New York  10048 and Northwest
Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois
60661. The Commission maintains a web site (http:\\www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Company's Common Stock is traded on the Nasdaq
National Market. Reports, proxy statements and other information concerning the Company can also be inspected at the office of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006-1500.

The statements contained in this Prospectus that are not historical facts, including but not limited to, statements found in the "The Company" and "Risk Factors," are forward-looking statements as that term is defined in
Section 21E of the Exchange Act that involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this Prospectus could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition and government regulations, as well as the risks and uncertainties discussed in this Prospectus, including without limitation, the matters discussed in "Risk Factors" and the uncertainties set forth from time to time in the Company's other public reports, filings, and public statements.

	INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference:

(1)	the Company's Annual Report on Form 10-K for the
fiscal year ended September 30, 1996;

(2)	the Company's Quarterly Reports on Form 10-Q for the
quarters ended December 31, 1996, March 31, 1997 and
June 30, 1997;

(3)	the description of the Common Stock set forth in the
Registration Statement on Form 8-A, filed with the Commission on May 23, 1996, including any amendment or report filed for the purpose of updating such description; and

(4)	all documents filed by the Company with the
Commission pursuant to Sections 13(a), 13(c), 14 or
15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering of the Shares, from the date of filing of such documents.


Any statement contained in a previously filed document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any accompanying Prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all documents incorporated herein by reference, other than exhibits. All requests for copies of such documents should be directed to: Michael B. Perrine, Chief Financial Officer, Travis Boats & Motors, Inc., 5000 Plaza on the Lake, Suite 250, Austin, Texas 78746.

                             THE COMPANY

The Company is a leading multi-state superstore retailer of recreational boats, motors, trailers and related marine accessories in the southern United States. The Company, which currently operates 20 stores under the name Travis Boating Center in Texas, Arkansas, Louisiana, Alabama, Tennessee, Mississippi and Florida, differentiates itself from competitors by providing customers a unique superstore shopping experience that showcases a broad selection of high quality boats, motors, trailers and related marine accessories at firm, clearly posted low prices. Each superstore also offers complete customer service and support, including inhouse financing programs and full-service repair facilities staffed by factory-trained mechanics.

Since its founding as a single retail store in Austin, Texas, the Company has grown through both acquisitions and the establishment of new store locations. During the 1980s, the Company expanded into San Antonio, Texas with the construction of a new store. The Company subsequently acquired boat retailers operating in Midland, Dallas and Abilene, Texas. During this initial expansion period, the Company began developing the systems necessary to manage a multi-store operation and leveraging the economies of scale associated with volume purchasing. The Company's success in this area led to the proprietary Travis Edition packaging concept and the Company's pricing philosophy. Since 1995, the Company has opened or acquired additional stores in Arkansas, Louisiana, Alabama, Tennessee, Mississippi and Florida as set forth below:

In September 1995, the Company acquired substantially all of the assets of Red River Marine, Inc., a boat retailer which operated stores in the resort communities of Hot Springs and Heber Springs, Arkansas.

In December 1995, the Company acquired substantially all of the assets of Clay's Boats and Motors, Inc., which operated a single store in New Iberia, Louisiana.

In October 1996, the Company acquired substantially all of the assets of North Alabama Watersports, Inc., which operated a single store in Florence, Alabama.

In November 1996, the Company acquired substantially all of the assets of Tri-Lakes Marine, Inc., which operated stores in Winchester, Tennessee and Huntsville, Alabama.

In February 1997, the Company acquired substantially all of the assets of Bent's Marine, Inc., which operated a single store in Metairie, Louisiana.

In August 1997, the Company acquired selected assets from McLeod
Marine, Inc. of Pascagoula, Mississippi.


In September 1997, the Company acquired all of the outstanding stock of Adventure Marine and Outdoors, Inc., which operated a store in Fort Walton Beach, Florida, Adventure Marine South, Inc., which operated a store in Key Largo, Florida, and Adventure Boat Brokerage, Inc. which operated a store in Fort Walton Beach, Florida.

In November 1997, the Company acquired substantially all of the assets of Southeastern Marine Group, Inc., which operated a single store in Hendersonville, Tennessee.

The Company's principal executive office is located at 5000 Plaza on the Lake, Suite 250, Austin, Texas 78746, and its phone number is (512) 347-8787.

                                RISK FACTORS
This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical information provided herein are forward-looking and may contain information about financial results, economic conditions, trends and known uncertainties. The Company cautions the reader that actual results could differ materially from those expected by the Company, depending on the outcome of certain factors, including, without limitation, the risk factors discussed in this section. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. The Company under-takes no obligation to release publicly the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof, including, without limitation, changes in the Company's business strategy or planned capital expenditures, or to reflect the occurrence of unanticipated events.


Impact of Seasonality and Weather on Operations

The Company's business, as well as the entire recreational boating industry, is highly seasonal. Strong sales typically begin in January with the onset of the public boat and recreation shows, and continue through July.
Over the previous three-year period, the average net sales for the quarterly periods ended March 31 and June 30 represented in excess of approximately
28% and 39%, respectively, of the Company's average annual net sales. If, for any reason, the Company's sales were to be substantially below those normally expected during these periods, the Company's business, financial condition and results of operations would be materially and adversely affected.
 The Company generally realizes significantly lower sales in the quarterly period ending December 31, resulting in operating losses during that quarter.

The Company's business is also significantly affected by weather patterns which may adversely impact the Company's operating results. For example, drought conditions or merely reduced rainfall levels, as well as excessive rain, may force area lakes to close or render boating dangerous or inconvenient, thereby curtailing customer demand for the Company's products. In addition, unseasonably cool weather and prolonged winter conditions may lead to a shorter selling season in certain locations. Although the Company's geographic expansion has reduced, and is expected to continue to reduce, the overall impact on the Company of adverse weather conditions in any one market area, such conditions will continue to represent potential, material adverse risks to the Company and its future financial performance.
 Due to the foregoing factors, among others, the Company's operating results in some future quarters may be below the expectations of stock market analysts and investors. In such event, there could be an immediate and significant adverse effect on the trading price of the Common Stock.


Impact of General Economic Conditions and Discretionary Consumer Spending

The Company's operations are dependent upon a number of factors relating to or affecting consumer spending.  The Company's operations may be adversely affected by unfavorable local regional or national economic developments or uncertainties regarding future economic prospects that reduce consumer spending in the markets served by the Company's stores. Consumer spending on non-essential goods such as recreational boats can also be adversely affected due to declines in consumer confidence levels, even if prevailing economic conditions are positive. In an economic downturn, consumer discretionary spending levels are also reduced, often resulting in disproportionately large declines in the sale of high-dollar items such as recreational boats. For example, during the Company's 1988-1990 fiscal years, the Texas economy was severely depressed due to declines in the financial, oil and gas and real estate markets. While the Company remained profitable during these periods, its operating performance declined. There can be no assurance that a similar economic downturn might not recur in Texas or any other market or that the Company could remain profitable during any such
period.   Similarly, rising interest rates could have a negative impact on consumers' ability or willingness to obtain financing from third-party lenders, which could also adversely affect the ability of the Company to sell its products. Changes in federal and state tax laws including, without limitation, the imposition or proposed adoption of luxury or similar taxes on certain consumer products, also influence consumers' decision to purchase products offered by the Company and could have a negative effect on the Company's sales. Local influences such as corporate downsizing, military base closings and the Mexican peso devaluation have adversely affected and may continue to influence the Company's operations in certain markets.

Dependence Upon Expansion

A significant portion of the Company's growth has resulted from, and will continue to be increasingly dependent upon, the addition of new stores and continued sales and profitability from existing stores. Since October 1991, at which time the Company operated five stores in Texas, the Company has opened or acquired 15 new store locations in Texas, Arkansas, Louisiana, Alabama, Tennessee, Mississippi and Florida. During the nine month period ended June 30, 1997 and fiscal 1996, these new stores collectively accounted for approximately 70.2% and 45.7%, respectively, of the Company's aggregate net sales. Comparable store sales increased approximately 3.5% and 4.3% for the nine months ended June 30, 1997 and fiscal 1996, respectively. Recent rates of comparable store sales and net income growth are not necessarily indicative of the comparable store performance that may be achieved by the company in the foreseeable future.

The Company intends to continue to pursue a strategy of growth into new markets through acquiring existing boat retailers, converting compatible facilities to Travis Boating Centers and building new store facilities. Accomplishing these goals for expansion will depend upon a number of general factors, including the identification of new markets in which the Company can obtain approval to sell its existing or substantially similar product lines, the Company's financial capabilities, the hiring, training and retention of qualified personnel and the timely integration of new stores into existing operations. The acquisition strategy will further depend upon the Company's ability to locate suitable acquisition candidates at a reasonable cost and to dispose, timely and effectively, of the acquired entity's remaining inventory, as well as the ability of the Company to sell its Travis Edition product line to the customer base of the previous owner. There can be no assurance that the Company can identify suitable acquisition candidates or complete acquisitions on terms and conditions favorable to the Company.

The strategy of growth through conversion of compatible facilities to Travis Boating Centers or the construction of new Travis Boating Centers will further depend upon the Company's ability (i) to locate and construct suitable facilities at a reasonable cost in those new markets in which the Company believes it can obtain adequate market penetration at standard operating margins without the acquisition of an existing dealer, (ii) to obtain the reliable data necessary to determine the size and product preferences of such potential markets and (iii) to introduce successfully its Travis Edition line. There can be no assurance that the Company will be able to open and operate new stores on a timely or profitable basis. Moreover, the costs associated with opening such stores may adversely affect the Company's profitability.

Management of Growth

The Company has undergone a period of rapid growth. Management has expended and expects to continue to expend significant time and effort in acquiring and opening new stores. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's expanding operations. The inability of the Company to manage its growth properly could have a material adverse effect on the Company's business, financial condition and results of operations.

The Company's planned growth will also impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers, and the ability to maintain or expand Travis Edition's and Travis Boating Center's successful appeal to consumers. There is no assurance that any additions to management can be readily and successfully achieved or that the Company will be able to continue to grow its business.

Reliance on Manufacturers and Other Key Vendors

The Company's success is dependent upon its relationship with, and favorable pricing arrangements from, a limited number of major manufacturers. In the event these arrangements were to change or terminate for any reason, including changes in competitive, regulatory or marketing practices, the Company's business, financial condition and results of opera-tions could be adversely affected.

As is typical in the industry, the Company deals with each of its manufacturers pursuant to an annually renewable, non-exclusive, dealer agreement that does not contain any contractual provisions concerning product pricing or required purchasing levels. Pricing is generally established on a model year basis, but is subject to change at the manufacturer's sole discretion.

The Company purchased approximately 100% of its new outboard motors for use on its Travis Edition lines of recreational boats in the nine months ended
June 30, 1997 and fiscal 1996,respectively, from Outboard Marine Corporation ("OMC"), the manufacturer of Johnson outboard motors. Unlike the Company's other dealer agreements, the Company's agreement with OMC is multi-year in nature. The current agreement, which is in the first of five years, sets forth an established discount level from the then prevailing dealer net price over the entire term of the agreement. This dealer agreement may be canceled by either party if the volume of product purchased or available to be purchased is not maintained at pre-established levels. If the Company's contract with OMC were canceled or modified, it could have a material adverse effect on the Company's business, financial condition and results of operations.

Approximately 31.5% and 22.7 % of the Company's net inventory purchases in the nine months ended June 30, 1997 and in fiscal 1996, respectively, were from a single boat supplier. The Company also currently purchases a high percentage of the annual production of a limited number of additional boat manufacturers. To ensure adequate inventory levels to support the Company's expansion, it may be necessary for such manufacturers to increase production levels or allocate a greater percentage of their production to the Company. In the event that the operations of the Company's manufacturers were interrupted or discontinued, the Company could experience temporary inventory shortfalls, or disruptions or delays with respect to any unfilled purchase orders then outstanding. Although the Company believes that adequate alternate sources would be available that could replace a manufacturer as a product resource, there can be no assurance that such alternate sources will be available at the time of any such interruption or that alternative products will be available at comparable quality and prices.
 The unanticipated failure of any manufacturer or supplier to meet the Company's requirements with regard to volume or design specifications, the Company's inability to locate acceptable alternative manufacturers or suppliers, the Company's failure to have dealer agreements renewed or to meet certain volume requirements with regard to purchasing, or any substantial increase in the manufacturer's pricing to the Company, could have a material adverse effect on the Company's business, financial condition and results of operations.

Limitations to Market Entry


Under certain of its dealer agreements, the Company must obtain permission from its manufacturers to sell products in new markets. While the Company has received permission to sell Johnson motors and various boat lines in its immediate expansion markets, manufacturers have not granted such permission to the Company in each of its broader target markets. While the Company believes it can sell products of other manufacturers in new markets, there can be no assurance that all of the Company's current manufacturers will grant permission for the Company to sell in new markets, or if unable to obtain such permission, that the Company can obtain suitable alternative sources of supply.

Unlike other states the Company has targeted for expansion, the State of Oklahoma has had restrictions on the location of competing marine dealers that limit the ability of new entrants in the retail boat industry to compete in Oklahoma. There can be no assurance that other states will not pass similar or other restrictions limiting new competition.

Income from Financing, Insurance and Extended Service Contracts

A substantial portion of the Company's income results from the origination and placement of customer financing and the sale of insurance products and extended service contracts (collectively, "F&I Products"), the most significant component of which is the income resulting from the Company's origination of customer financing. For example in fiscal 1996, F&I Products accounted for approximately 4.2 % of net sales and approximately 16.4% of gross profit. During the nine months ended June 30, 1997, F&I products accounted for approximately 4.4% of net sales and approximately 16.7% of gross profit. The Company's lenders may choose to pursue this business directly, rather than through intermediaries such as the Company. Moreover, lenders may impose terms in their boat financing arrangements with the Company that may be materially unfavorable to the Company or its customers. For these and other reasons, the Company could experience a significant reduction in income resulting from reduced demand for its customer financing programs. In addition, if profit margins are reduced on sales of F&I Products, or if these products are no longer available, it would have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, although optional extended service contracts sold by the Company are from third party providers that have further reinsured their warranty exposure and the Company has never experienced any claims due to the default of a third party extended service contract provider, the Company may experience significant breach of warranty claims as a result of the failure of a third party extended service contract provider or their reinsurers that may, in the aggregate, be material to the Company's business.

Availability of Financing

The Company currently has significant floor plan and other inventory lines of credit from financial institutions and other lenders, which the company believes reflect competitive terms and conditions. While the Company believes it will continue to obtain comparable financing from these or other lenders, there can be no assurance that such financing will be available to the Company. The failure to obtain sufficient financing on favorable terms and conditions could have a material adverse effect on the business, financial condition and results of operations of the Company.

Dependence on Key Personnel

The Company believes its success depends, in large part, upon the continued services of key management personnel, including Mark T. Walton, Chairman of the Board and President; Ronnie L. Spradling, Executive Vice President--New Store Development; and Michael B. Perrine, Chief Financial Officer, Secretary and Treasurer; and other key employees. Although the Company has employment agreements through TBC Management, Ltd. (an affiliated partnership of the Company) with each of Messrs. Walton, Spradling and Perrine expiring in June 1999, the loss of any of these individuals could materially and adversely affect the Company, including its business expansion plans. The Company maintains and is the beneficiary of key-man life insurance policies on Messrs. Walton and Perrine in the amount of $1.0 million each, and on Mr. Spradling in the amount of $500,000.

Product and Service Liability Risks

Products sold or serviced by the Company may expose it to potential liability for personal injury or property damage claims relating to the use of those products. Additionally, as a result of the Company's activities in custom packaging its Travis Edition lines, the Company may be included as a defendant in product liability claims relating to defects in manufacture or design. Historically, the resolution of product liability claims has not materially affected the Company's business. the Company generally requires manufacturers from which it purchases products to supply proof of product liability insurance. Although the Company maintains third-party product liability insurance that it believes to be adequate, there can be no assurance that the Company will not experience legal claims in excess of its insurance coverage, or claims that are ultimately not covered by insurance.
Furthermore, if any significant claims are made against the Company, the Company's business, financial condition and results of operations may be adversely affected by related negative publicity.

Control by Officers and Directors

The executive officers and directors of the Company beneficially own or control voting rights on approximately 46.8% of the issued and outstanding shares of the Company's Common Stock as of June 30, 1997. As a result of such ownership, such officers and directors will have the power effectively to control the Company, including the election of directors, the determination of matters requiring stockholder approval and other matters pertaining to corpor-ate governance.

Volatility of Stock Price

Prior to the Company's initial public offering in June 1996, there was no public trading market for the Company's Common Stock. There can be no assurance of an ongoing active trading market or that the market price of the Common Stock will not decline. It is anticipated that there will be limited float in the market due to the relatively low number of shares owned by the public and consequently, fluctuations in the market price for the Common Stock could be significant. Recent market conditions for newly public companies, as well as the Company's quarterly variations in operating results due to seasonality and other factors, are likely to result in significant fluctuations in the market price for the Common Stock. Future announcements concerning the Company or its competitors, including government regulations, litigation or changes in earnings estimates or descriptive materials published by analysts, may also cause the market price of the Common Stock to fluctuate substantially. These fluctuations, as well as general economic, political and market conditions, such as recessions, may adversely affect the market price of the Common Stock.

Shares Eligible for Future Sale

Sales of substantial amounts of the Company's Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. The executive officers and directors of the Company, beneficially own or control voting rights on approximately 1,974,000 shares of Common Stock as of June 30, 1997. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale, will have on the market price of the Common Stock prevailing from time to time.

Anti-takeover Effect of Articles and Bylaw Provisions

The Company's Articles of Incorporation provide that up to 1,000,000 shares of preferred stock may be issued by the Company from time to time in one or more series. The Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any unissued series of preferred stock and to fix the number of shares of any series of preferred stock and the designation of any such series, without any vote or action by the Company's stockholders. The Board of Directors may authorize and issue the voting power or other rights of the holders of Common Stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of the Company. The Company's Articles of Incorporation also allow the Board of Directors to fix the number of directors in the Bylaws with no minimum or maximum number of directors required. The Company's Bylaws currently provide that the Board of Directors shall be divided into three classes of two or three directors each, with each class elected for three-year terms expiring in successive years. The effect of these provisions may be to delay or prevent a tender offer or takeover attempt that a stockholder might consider to be in the stockholder's best interest, including attempts that might result in a premium over the market price for the shares held by the stockholders.

	SELLING SHAREHOLDERS

The following tables sets forth information, as of November 24, 1997, regarding the Selling Shareholders, their recent relationships with the Company and its affiliates, their ownership of Common Stock before and after this offering, and the number of Shares to be offered for the account of each.


                   Common Stock                        Common Stock
                   beneficially                        beneficially
                   owned Prior                             owned
                   to Offering        Shares of        After Offering
Selling                              Common Stock
Shareholder      Number   Percent       Offered        Number   Percent
--------------   -------  -------     ------------     -------  -------

Mark T. Walton   375,574(1) 8.9%        20,267         375,574(1)  8.9%
President and
Chairman
of the Board

Michael B.        34,133(2)  *          66,667          34,133(2)   *
Perrine
Chief Financial
Officer, Secretary
Treasurer

Ron Spradling    251,417(3) 5.6%        46,933         251,417(3) 5.6%
Executive Vice
President - New
Store Development

(1) Includes 8,106 shares subject to options exercisable within 60 days of December 9, 1997.
(2) Includes 26,666 shares subject to options exercisable within 60 days of December 9, 1997.
(3) Includes 18,774 shares subject to options exercisable within 60 days of December 9, 1997.

                           PLAN OF DISTRIBUTION

The Shares will be acquired by the Selling Shareholders upon exercise of options they received pursuant to Stock Option Agreements. The Company has been advised by the Selling Shareholders that they (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) intend to sell all or a portion of the Shares offered by this Prospectus from time to time (i) on the Nasdaq National Market, (ii) otherwise than on the Nasdaq National Market, in negotiated transactions at fixed prices which may be changed, at market prices prevailing at the time of sale or at prices reasonably related thereto or at negotiated prices, or (iii) by a combination of the foregoing methods of sale (any of which may involve crosses and block transactions). The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they may sell as principal, or both. The Company is not aware as of the date of this Prospectus of any agreements between any of the Selling Shareholders and any broker-dealers with respect to the sale of the Shares offered by this Prospectus.
 In connection with distributions of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares registered hereunder in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell Shares short and deliver the Shares to close out such short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares registered hereunder, which the broker-dealer may resell pursuant to this Prospectus. The Selling Shareholders may also pledge the Shares registered hereunder to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged Shares pursuant to this Prospectus.


The Selling Shareholders and any broker, dealer or other agent executing sell orders on behalf of the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, in which event commissions received by any such broker, dealer or agent and profit on any resale of the Shares may be deemed to be underwriting commissions under the Securities Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation. The Shares may also be sold in accordance with Section 4(1) of the Securities Act or Rule 144 and Rule 145 under the Securities Act.

Information as to whether underwriters who may be selected by the Selling Shareholders, or any other broker-dealer, is acting as principal or agent for the Selling Shareholders, the compensation to be received by underwriters who may be selected by the Selling Shareholders, or any broker-dealer, acting as principal or agent for the Selling Shareholders and the compensation to be received by other broker-dealers, will, to the extent required, be set forth in a supplement to this Prospectus (the "Prospectus Supplement"). Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

All expenses of registration incurred in connection with the offering will be borne by the Company. All selling and other expenses incurred by the Selling Shareholders will be borne by the Selling Shareholders.

The Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation, Rule 102 under Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Shareholders. Rule 102 under Regulation M provides, with certain exceptions, that it is unlawful for a selling shareholder or its affiliated purchaser to, directly or indirectly, bid for or purchase or attempt to induce any person to bid for or purchase, for an account in which the selling shareholder or affiliated purchaser has a beneficial interest in any securities that are the subject of the distribution during the applicable restricted period under Regulation M. All of the foregoing may affect the marketability of the Common Stock. The Company will require each Selling Shareholder and his or her broker if applicable, to provide a letter that acknowledges his compliance with Regulation M under the Exchange Act before authorizing the transfer of such Selling Shareholder's Shares.

It is anticipated that the Selling Shareholders may offer all of the Shares for sale. Further, because it is possible that a significant number of Shares could be sold at the same time hereunder, such sales, or the possibility thereof, may have a depressive effect on the market price of the Company's Common Stock.


                             LEGAL MATTERS

The validity of the Shares offered hereby will be passed upon for the Company by Jenkens & Gilchrist, A Professional Corporation, Austin, Texas.


                               EXPERTS

The consolidated financial statements of Travis Boats & Motors, Inc. appearing in Travis Boats & Motors, Inc.'s Annual Report (Form 10-K) for the year ended September 30, 1996, have been audited by Ernst & Young
LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firm as experts in accounting and auditing.

____________________________________________________________________________

  No dealer, salesman, or other person
has been authorized to give any information
or to make any representations other than
those contained in this Prospectus and, if            133,867 Shares
given or made, such information or
representations must not be relied upon as      TRAVIS BOATS & MOTORS,INC.
having been authorized by the Company or
the Selling Shareholders.                              Common Stock
  This Prospectus does not constitute an
offer to sell or a solicitation of an
offer to buy any securities other than the Shares nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful to make such offer or solicitation.
Neither the delivery of this Prospectus nor any offer or sale made hereunder at any time shall imply that information herein is correct as of any time subsequent to the date hereof.

	_______________


	TABLE OF CONTENTS

Available Information..................2          __________
Incorporation of Certain Documents
   by Reference........................2          PROSPECTUS
The Company............................3          __________
Risk Factors...........................4
Selling Shareholders...................8
Plan of Distribution...................9       December 9, 1997
Legal Matters.........................10
Experts...............................11

                                   PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The documents listed in (a) through (c) below are hereby incorporated by reference into this Registration Statement. All documents subsequently filed by the Company or the Travis Boats & Motors, Inc. 1995 Incentive Plan (the "Plan") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Registration Statement and prior to the filing of any post-effective amendment to the Registration Statement which indicate that all shares of the Company's Common Stock, $.01 par value per share, offered hereunder have been sold or that deregister all such shares then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

(a)	The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1996.

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the
Exchange Act since September 30, 1996.

(c)	The description of the Common Stock contained in the
Company's Form 8-A filed on May 23, 1996 for registration of the Common Stock pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interest of Named Experts and Counsel

None.

Item 6.	Indemnification of Directors and Officers

The Company has entered into indemnification agreements with all of its directors and executive officers, which, among other things, require the Company to indemnify directors against liability arising from stockholder claims of a breach of duty by a director if a director votes against a transaction that would result in a change of control of the Company. The Company's Articles of Incorporation also provide that its directors shall not be liable for monetary damages caused by an act or omission occurring in their capacity as directors. This provision does not eliminate the duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Texas law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions for which a director is made expressly liable by applicable statute. The limitations on liability provided for in the Company's Articles of Incorporation do not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as executive officers and directors.

Item 7.	Exemption from Registration Claimed

Restricted securities to be reoffered or resold pursuant to this registration statement were offered and sold in reliance upon Section 4(2) of the Securities Act, and Rule 701 promulgated thereunder, as not involving any public offering. Such securities were offered and sold to a limited number of persons, each of whom was an officer, director or employee of the Company.

Item 8.	Exhibits

4.2*             Travis Boats & Motors, Inc. 1995 Incentive Plan

4.3*             Stock Option Agreement for Michael B. Perrine

4.4*             Stock Option Agreement for Mark T. Walton

4.5*             Stock Option Agreement for Ron Spradling

 5*		Opinion of Jenkens & Gilchrist, A Professional Corporation

23.1*		Consent of Jenkens & Gilchrist, A Professional Corporation
                (See Exhibit 5)

23.2*		Consent of Ernst & Young LLP

25*		Power of Attorney (included on the signature page of the
                Registration Statement)

* filed herewith

Item 9. 	Undertakings.

A.	The undersigned registrant hereby undertakes the following:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs A.1(a) and A.1.(b) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registration pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. The undersigned registrant undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on this 8th day of December 1997.

                                             TRAVIS BOATS & MOTORS, INC.
                                             (registrant)
                                             By: _________/s/_________________

                                                 Mark T. Walton
                                                 Chairman of the Board
                                                 and President

POWER OF ATTORNEY

The Company and each person whose signature appears below hereby designates and appoints Mark T. Walton and Michael B. Perrine and each of them, as its or his attorneys-in-fact (the "Attorneys-in-Fact") with full power to act alone, and to execute in the name and on behalf of the Company and each such person, individually in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as either Attorney-in-Fact deems appropriate, and to file each such amendment to this Registration Statement together with all exhibits thereto and any and all documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signatures             Title                            Date
-------------------    ------------------------------   ---------------------

    /s/
Mark T. Walton          Chairman of the Board           December 2, 1997
                        and President,
                       (Principal Executive Officer)
   /s/
Michael B. Perrine     Chief Financial Officer,         December 2, 1997
                       Treasurer and Secretary
                       (Principal Accounting and
                       Financial Officer)




Ronnie L. Spradling    Director and Executive           December 2, 1997
                       Vice President-
                       New Store Development
   /s/
E. D. Bohls            Vice Chairman of the Board       December 2, 1997

   /s/
Joseph E. Simpson      Director                         December 2, 1997

   /s/
Robert C. Siddons      Director                         December 2, 1997


Steven W. Gurasich,    Director                         December 2, 1997
Jr.

Zach McClendon         Director                         December 2, 1997

                          INDEX TO EXHIBITS


Exhibit
Number                          Exhibit
-------                         -------

      5      Opinion of Jenkens & Gilchrist, A Professional Corporation

   23.1 Consent of Jenkens & Gilchrist, A Professional Corporation (See Exhibit 5.1)

   23.2      Consent of Ernst & Young LLP

     25 Power of Attorney (included on the signature page of the Registration Statement)

                              EXHIBIT 4.2



                        TRAVIS BOATS & MOTORS, INC.


                          1995 INCENTIVE PLAN


                           TABLE OF CONTENTS

SECTION 1.  DEFINITIONS	  1

SECTION 2.  SHARES OF STOCK SUBJECT TO THE PLAN
2.1     Maximum Number of Shares
2.2     Limitation of Shares
2.3     Description of Shares
2.4     Registration and Listing of Shares

SECTION 3.  ADMINISTRATION OF THE PLAN
3.1     Committee
3.2     Duration, Removal, Etc
3.3     Meetings and Actions of Committee
3.4     Committee's Powers

SECTION 4.  ELIGIBILITY AND PARTICIPATION
4.1     Eligible Individuals
4.2     Grant of Awards
4.3     Date of Grant
4.4     Award Agreements
4.5     Limitation for Incentive Options
4.6     No Right to Award

SECTION 5.  TERMS AND CONDITIONS OF OPTIONS
5.1     Number of Shares
5.2     Vesting
5.3     Expiration of Options
5.4     Exercise Price
5.5     Method of Exercise
5.6     Incentive Option Exercises
5.7     Medium and Time of Payment
5.8     Payment with Sale Proceeds
5.9     Payment of Taxes
5.10	Limitation on Aggregate Value of Shares That
        May Become First Exercisable During Any Calendar
        Year Under an Incentive Option
5.11    No Fractional Shares
5.12    Modification, Extension, and Renewal of Options
5.13    Other Agreement Provisions

SECTION 6.  STOCK APPRECIATION RIGHTS
6.1     Form of Right
6.2     Rights Related to Options
(a)     Exercise and Transfer
(b)     Value of Right
6.3     Right Without Option
(a)     Number of Shares
(b)     Vesting
(c)     Expiration of Rights
(d)     Value of Right
6.4     Limitations on Rights
6.5     Payment of Rights
6.6     Payment of Taxes
6.7     Other Agreement Provisions

SECTION 7.  RESTRICTED STOCK AWARDS
7.1     Restrictions
(a)     Transferability
(b)     Conditions to Removal of Restrictions
(c)     Legend
(d)     Possession
(e)     Other Conditions
7.2     Expiration of Restrictions
7.3     Rights as Stockholder
7.4     Payment of Taxes
7.5     Other Agreement Provisions

SECTION 8.  AWARDS TO NON-EMPLOYEE DIRECTORS
8.1     Ineligibility for Other Awards
8.2     Automatic Grant of Awards
8.3     Vesting
8.4     Available Stock

SECTION 9.  ADJUSTMENT PROVISIONS
9.1     Adjustment of Awards and Authorized Stock
9.2     Changes in Control
9.3     Restructuring Without Change in Control
9.4     Notice of Restructuring

SECTION 10.  ADDITIONAL PROVISIONS
10.1    Termination of Employment
10.2    Other Loss of Eligibility - Non Employees
10.3    Death
10.4    Disability
10.5    Leave of Absence
10.6    Transferability of Awards
10.7    Forfeiture and Restrictions on Transfer
10.8    Delivery of Certificates of Stock
10.9    Conditions to Delivery of Stock
10.10   Certain Directors and Officers
10.11   Securities Act Legend
10.12   Legend for Restrictions on Transfer
10.13   Rights as a Stockholder
10.14   Furnish Information
10.15   Obligation to Exercise
10.16   Adjustments to Awards
10.17   Remedies
10.18   Information Confidential
10.19   Consideration

SECTION 11.  DURATION AND AMENDMENT OF PLAN
11.1    Duration
11.2    Amendment

SECTION 12.  GENERAL
12.1    Application of Funds
12.2	Right of the Corporation and Subsidiaries to
        Terminate Employment
12.3    No Liability for Good Faith Determinations
12.4    Other Benefits
12.5    Exclusion From Pension and Profit-Sharing Compensation
12.6    Execution of Receipts and Releases
12.7    Unfunded Plan
12.8    No Guarantee of Interests
12.9    Payment of Expenses
12.10   Corporation Records
12.11   Information
12.12   No Liability of Corporation
12.13   Corporation Action
12.14   Severability
12.15   Notices
12.16   Successors
12.17   Headings
12.18   Governing Law
12.19   Word Usage

                      TRAVIS BOATS & MOTORS, INC.

                          1995 INCENTIVE PLAN


                       SCOPE AND PURPOSE OF PLAN

Travis Boats & Motors, Inc., a Texas corporation ("Travis Boats" or "Corporation") has adopted this 1995 Incentive Plan (the "Plan") to provide for the granting of:

(a)	Incentive Options (hereafter defined) to certain Key Employees
(hereafter defined);

(b)	Nonstatutory Options (hereafter defined) to certain Key Employees,
Non-Employee Directors (hereafter defined) and other persons;

(c)	Restricted Stock Awards (hereafter defined) to certain Key
Employees and other persons; and

(d)	Stock Appreciation Rights (hereafter defined) to certain Key
Employees and other persons.

The purpose of the Plan is to provide an incentive for Key Employees and directors of the Corporation or its Subsidiaries (hereafter defined) to aid the Corporation in attracting able persons to enter the service of the Corporation and its Subsidiaries, to extend to them the opportunity to acquire a proprietary interest in the Corporation so that they will apply their best efforts for the benefit of the Corporation, and to remain in the service of the Corporation or its Subsidiaries. This Plan has been adopted by the Board of Directors and stockholders of the Corporation prior to the registration of any of securities of the Corporation under the Exchange Act (hereafter defined) and accordingly amounts paid under the Plan are exempt from the provisions of Section 162(m) of the Code (hereafter defined).

SECTION 1.  DEFINITIONS

1.1	"Acquiring Person" means any Person other than the Corporation, any
Subsidiary of the Corporation, any employee benefit plan of the Corporation or of a Subsidiary of the Corporation or of a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock of the Corporation, or any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Subsidiary of the Corporation or of a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock of the Corporation.


1.2	"Affiliate" means (a) any Person who is directly or
indirectly the beneficial owner of at least 10% of the voting power of the Voting Securities or (b) any Person controlling, controlled by, or under common control with the Company or any Person contemplated in clause (a) of this Subsection 1.2.

1.3	"Award" means the grant of any form of Option, Restricted
Stock Award, or Stock Appreciation Right under the Plan, whether granted individually, in combination, or in tandem, to a Holder pursuant to the terms, conditions, and limitations that the Committee may establish in order to fulfill the objectives of the Plan.

1.4	"Award Agreement" means the written agreement between the
Corporation and a Holder evidencing the terms, conditions, and limitations of the Award granted to that Holder.

1.5	"Board of Directors" means the board of directors of the
Corporation.

1.6	"Business Day" means any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

1.7	"Change in Control" means the event that is deemed to have
occurred if:

(a)	any Acquiring Person is or becomes the "beneficial
owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing fifty percent or more of the combined voting power of the then outstanding Voting Securities of the Corporation; or

(b)	members of the Incumbent Board cease for any reason to
constitute at least a majority of the Board of Directors; or

(c)	a public announcement is made of a tender or exchange
offer by any Acquiring Person for fifty percent or more of the outstanding Voting Securities of the Corporation, and the Board of Directors approves or fails to oppose that tender or exchange offer in its statements in Schedule 14D-9 under the Exchange Act; or


(d)	the stockholders of the Corporation approve a merger or
consolidation of the Corporation with any other corporation or partnership (or, if no such approval is required, the consummation of such a merger or consolidation of the Corporation), other than a merger or consolidation that would result in the Voting Securities of the Corporation outstanding immediately before the consummation thereof continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity or of a parent of the surviving entity) a majority of the combined voting power of the Voting Securities of the surviving entity (or its parent) outstanding immediately after that merger or consolidation; or

(e)	the stockholders of the Corporation approve a plan of
complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets (or, if no such approval is required, the consummation of such a liquidation, sale, or disposition in one transaction or series of related transactions) other than a liquidation, sale, or disposition of all or substantially all the Corporation's assets in one transaction or a series of related transactions to a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of Stock of the Corporation.

1.8	"Code" means the Internal Revenue Code of 1986, as amended.

1.9	"Committee" means the Committee, which Committee shall
administer this Plan and is further described under Section 3.

1.10	"Convertible Securities" means evidences of indebtedness,
shares of capital stock, or other securities that are convertible into or exchangeable for shares of Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

1.11	"Corporation" means Travis Boats & Motors, Inc.

1.12	"Date of Grant" has the meaning given it in Subsection 4.3.

1.13	"Disability" has the meaning given it in Subsection 10.4.

1.14	"Disinterested Person" has the meaning given it in Rule 16b-
3(c)(2)(i).

1.15    "Effective Date" means December 14, 1995.


1.16	"Eligible Individuals" means (a) Key Employees, (b) Non-
Employee Directors only for purposes of Nonstatutory Options pursuant to Section 8, and (c) any other Person that the Committee designates as eligible for an Award (other than for Incentive Options) because the Person performs, or has performed, valuable services for the Corporation or any of its Subsidiaries (other than services in connection with the offer or sale of securities in a capital-raising transaction) and the Committee determines that the Person has a direct and significant effect on the financial development of the Corporation or any of its Subsidiaries. Notwithstanding the foregoing provisions of this Subsection 1.16, to ensure that the requirements of the fourth sentence of Subsection 3.1 are satisfied, the Board of Directors may from time to time specify individuals who shall not be eligible for the grant of Awards or equity securities under any plan of the Corporation or its Affiliates. Nevertheless, the Board of Directors may at any time determine that an individual who has been so excluded from eligibility shall become eligible for grants of Awards and grants of such other equity securities under any plans of the Corporation or its Affiliates so long as that eligibility will not impair the Plan's satisfaction of the conditions of Rule 16b-3.

1.17	"Employee" means any employee of the Corporation or of any of its Subsidiaries, including officers and directors of the Corporation who are also employees of the Corporation or of any of its Subsidiaries.

1.18	"Exchange Act" means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

1.19	"Exercise Notice" has the meaning given it in Subsection 5.5.

1.20	"Exercise Price" has the meaning given it in Subsection 5.4.

1.21	"Fair Market Value" means, for a particular day:

(a)	If shares of Stock of the same class are listed or
admitted to unlisted trading privileges on any national or regional securities exchange at the date of determining the Fair Market Value, then the last reported sale price, regular way, on the composite tape of that exchange on the last Business Day before the date in question or, if no such sale takes place on that Business Day, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to unlisted trading privileges on that securities exchange; or

(b)	If shares of Stock of the same class are not listed or
admitted to unlisted trading privileges as provided in Subsection 1.21(a) and sales prices for shares of Stock of the same class in the over-the-counter market are reported by the National Association of Securities Dealers, Inc. Automated Quotations, Inc. ("NASDAQ") National Market System (or such other system then in use) at the date of determining the Fair Market Value, then the last reported sales price so reported on the last Business Day before the date in question or, if no such sale takes place on that Business Day, the average of the high bid and low asked prices so reported; or

(c)	If shares of Stock of the same class are not listed or
admitted to unlisted trading privileges as provided in Subsection 1.21(a) and sales prices for shares of Stock of the same class are not reported by the NASDAQ National Market System (or a similar system then in use) as provided in Subsection 1.21(b), and if bid and asked prices for shares of Stock of the same class in the over-the-counter market are reported by NASDAQ (or, if not so reported, by the National Quotation Bureau Incorporated) at the date of determining the Fair Market Value, then the average of the high bid and low asked prices on the last Business Day before the date in question; or


(d)	If shares of Stock of the same class are not listed or
admitted to unlisted trading privileges as provided in Subsection 1.21(a) and sales prices or bid and asked prices therefor are not reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in Subsection 1.21(b) or Subsection 1.21(c) at the date of determining the Fair Market Value, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes; or

(e)	If shares of Stock of the same class are listed or
admitted to unlisted trading privileges as provided in Subsection 1.21(a) or sales prices or bid and asked prices therefor are reported by NASDAQ (or the National Quotation Bureau Incorporated) as provided in Subsection 1.22(b) or Subsection 1.22(c) at the date of determining the Fair Market Value, but the volume of trading is so low that the Board of Directors determines in good faith that such prices are not indicative of the fair value of the Stock, then the value determined in good faith by the Committee, which determination shall be conclusive for all purposes notwithstanding the provisions of Subsections 1.21(a), (b), or
(c).

For purposes of valuing Incentive Options, the Fair Market Value of Stock shall be determined without regard to any restriction other than one that, by its terms, will never lapse. For purposes of the redemption provided for in Subsection 9.3(d)(v), Fair Market Value shall have the meaning and shall be determined as set forth above; provided, however, that the Committee, with respect to any such redemption, shall have the right to determine that the Fair Market Value for purposes of the redemption should be an amount measured by the value of the shares of Stock, other securities, cash, or property otherwise being received by holders of shares of Stock in connection with the Restructuring and upon that determination the Committee shall have the power and authority to determine Fair Market Value for purposes of the redemption based upon the value of such shares of stock, other securities, cash, or property. Any such determination by the Committee, as evidenced by a resolution of the Committee, shall be conclusive for all purposes.

1.22	"Fiscal Year" means the fiscal year of the Corporation ending on September 30 of each year.

1.23	"Holder" means an Eligible Individual to whom an outstanding
Award has been granted.

1.24	"Incumbent Board" means the individuals who, as of the
Effective Date, constitute the Board of Directors and any other individual who becomes a director of the Corporation after that date and whose election or appointment by the Board of Directors or nomination for election by the Corporation's stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board.

1.25	"Incentive Option" means an incentive stock option as defined under Section 422 of the Code and regulations thereunder.

1.26	"Key Employee" means any Employee whom the Committee
identifies as having a direct and significant effect on the performance of the Corporation or any of its Subsidiaries.


1.27	"Non-Employee Director" means a director of the Corporation
who while a director is not an Employee.

1.28	"Nonstatutory Option" means a stock option that does not
satisfy the requirements of Section 422 of the Code or that is designated at the Date of Grant or in the applicable Award Agreement to be an option other than an Incentive Option.

1.29	"Non-Surviving Event" means an event of Restructuring as
described in either Subsection 1.36(b) or Subsection 1.36(c).

1.30	"Normal Retirement" means the separation of the Holder from
employment with the Corporation and its Subsidiaries with the right to receive an immediate benefit under a retirement plan approved by the Corporation. If no such plan exists, Normal Retirement shall mean separation of the Holder from employment with the Corporation and its Subsidiaries at age 62 or later.

1.31	"Option" means either an Incentive Option or a Nonstatutory
Option, or both.

1.32	"Person" means any person or entity of any nature whatsoever, specifically including (but not limited to) an individual, a firm, a company, a corporation, a partnership, a trust, or other entity. A Person, together with that Person's affiliates and associates (as "affiliate" and "associate" are defined in Rule 12b-2 under the Exchange Act for purposes of this definition only), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate, or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting, or disposing of securities of the Corporation with that Person, shall be deemed a single "Person."

1.33	"Plan" means the Corporation's 1995 Incentive Plan, as it may be amended from time to time.

1.34	"Restricted Stock" means Stock that is nontransferable or
subject to substantial risk of forfeiture until specific conditions are met.

1.35	"Restricted Stock Award" means the grant or purchase, on the terms and conditions of Section 7 or that the Committee otherwise determines, of Restricted Stock.

1.36	"Restructuring" means the occurrence of any one or more of
the following:

(a)	The merger or consolidation of the Corporation with any
Person, whether effected as a single transaction or a series of related transactions, with the Corporation remaining the continuing or surviving entity of that merger or consolidation and the Stock remaining outstanding and not changed into or exchanged for stock or other securities of any other Person or of the Corporation, cash, or other property;


(b)	The merger or consolidation of the Corporation with any
Person, whether effected as a single transaction or a series of related transactions, with (i) the Corporation not being the continuing or surviving entity of that merger or consolidation or
(ii) the Corporation remaining the continuing or surviving entity of that merger or consolidation but all or a part of the outstanding shares of Stock are changed into or exchanged for stock or other securities of any other Person or the Corporation, cash, or other property; or

(c)	The transfer, directly or indirectly, of all or
substantially all of the assets of the Corporation (whether by sale, merger, consolidation, liquidation, or otherwise) to any Person, whether effected as a single transaction or a series of related transactions.

1.37	"Rule 16b-3" means Rule 16b-3 under Section 16(b) of the
Exchange Act as adopted in Exchange Act Release No. 34-29131 (April 26,
1991), or any successor rule, as it may be amended from time to time.

1.38	"Securities Act" means the Securities Act of 1933 and the
rules and regulations promulgated thereunder, or any successor law, as it may be amended from time to time.

1.39	"Stock" means the common stock, $.01 par value per share, of
Travis Boats or any other securities that are substituted for the Stock as provided in Section 9.

1.40	"Stock Appreciation Right" means the right to receive an
amount equal to the excess of the Fair Market Value of a share of Stock (as determined on the date of exercise) over, as appropriate, the Exercise Price of a related Option or the Fair Market Value of the Stock on the Date of Grant of the Stock Appreciation Right.

1.41	"Subsidiary" means, with respect to any Person, any
corporation, or other entity of which a majority of the Voting
Securities is owned, directly or indirectly, by that Person.

1.42	"Total Shares" has the meaning given it in Subsection 9.2.

1.43	"Voting Securities" means any securities that are entitled to vote generally in the election of directors, in the admission of general partners or in the selection of any other similar governing body.

SECTION 2.  SHARES OF STOCK SUBJECT TO THE PLAN

2.1	Maximum Number of Shares.  Subject to the provisions of
Subsection 2.2 and Section 9, the aggregate number of shares of Stock that may be issued or transferred pursuant to Awards under the Plan shall be 150,000 shares.

2.2	Limitation of Shares.  For purposes of the limitations
specified in Subsection 2.1, the following principles shall apply:


(a)	the following shall count against and decrease the
number of shares of Stock that may be issued for purposes of Subsection 2.1: (i) shares of Stock subject to outstanding Options, outstanding shares of Restricted Stock, and shares subject to outstanding Stock Appreciation Rights granted independent of Options (based on a good faith estimate by the Corporation or the Committee of the maximum number of shares for which the Stock Appreciation Right may be settled (assuming payment in full in shares of Stock)), and (ii) in the case of Options granted in tandem with Stock Appreciation Rights, the greater of the number of shares of Stock that would be counted if one or the other alone was outstanding (determined as described in clause (i) above);

(b)	the following shall be added back to the number of
shares of Stock that may be issued for purposes of Subsection 2.1:
 (i) shares of Stock with respect to which Options, Stock Appreciation Rights granted independent of Options, or Restricted Stock Awards expire, are cancelled, or otherwise terminate without being exercised, converted, or vested, as applicable, and (ii) in the case of Options granted in tandem with Stock Appreciation Rights, shares of Stock as to which an Option has been surrendered in connection with the exercise of a related ("tandem") Stock Appreciation Right, to the extent the number surrendered exceeds the number issued upon exercise of the Stock Appreciation Right; provided that, in any case, the holder of such Awards did not receive any dividends or other benefits of ownership with respect to the underlying shares being added back, other than voting rights and the accumulation (but not payment) of dividends of Stock;

(c)	shares of Stock subject to Stock Appreciation Rights
granted independent of Options (calculated as provided in clause
(a) above) that are exercised and paid in cash shall be added back to the number of shares of Stock that may be issued for purposes of Subsection 2.1, provided that the Holder of such Stock Appreciation Right did not receive any dividends or other benefits of ownership, other than voting rights and the accumulation (but not payment) of dividends, of the shares of Stock subject to the Stock Appreciation Right;

(d)	shares of Stock that are transferred by a Holder of an
Award (or withheld by the Corporation) as full or partial payment to the Corporation of the purchase price of shares of Stock subject to an Option or the Corporation's or any Subsidiary's tax withholding obligations shall not be added back to the number of shares of Stock that may be issued for purposes of Subsection 2.1 and shall not again be subject to Awards; and

(e)	if the number of shares of Stock counted against the
number of shares that may be issued for purposes of Subsection 2.1 is based upon an estimate made by the Corporation or the Committee as provided in clause (a) above and the actual number of shares of Stock issued pursuant to the applicable Award is greater or less than the estimated number, then, upon such issuance, the number of shares of Stock that may be issued pursuant to Subsection 2.1 shall be further reduced by the excess issuance or increased by the shortfall, as applicable.


Notwithstanding the provisions of this Subsection 2.2, no Stock shall be treated as issuable under the Plan to Eligible Individuals subject to Section 16 of the Exchange Act if otherwise prohibited from issuance under Rule 16b-3.

2.3	Description of Shares.  The shares to be delivered under the
Plan shall be made available from (a) authorized but unissued shares of Stock, (b) Stock held in the treasury of the Corporation, or (c) previously issued shares of Stock reacquired by the Corporation, including shares purchased on the open market, in each situation as the Board of Directors or the Committee may determine from time to time at its sole option.

2.4	Registration and Listing of Shares.  From time to time, the
Board of Directors and appropriate officers of the Corporation shall and are authorized to take whatever actions are necessary to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance pursuant to the exercise of Awards.

SECTION 3.  ADMINISTRATION OF THE PLAN

3.1	Committee.  The Committee shall administer the Plan with
respect to all Eligible Individuals who are subject to Section 16(b) of the Exchange Act, but shall not have the power to appoint members of the Committee or to terminate, modify, or amend the Plan. The Board of Directors may administer the Plan with respect to all other Eligible Individuals, or may delegate all or part of that duty to the Committee.
 Except for references in Subsections 3.1, 3.2 and 3.3, and unless the context otherwise requires, references herein to the Committee shall also refer to the Board of Directors as administrator of the Plan for Eligible Individuals who are subject to Section 16(b) of the Exchange Act. The Committee shall be constituted so that, as long as Stock is registered under Section 12 of the Exchange Act, each member of the Committee shall be a Disinterested Person and so that the Plan in all other applicable respects will qualify transactions related to the Plan for the exemptions from Section 16(b) of the Exchange Act provided by Rule 16b-3, to the extent exemptions thereunder may be available. No discretion regarding Awards to Eligible Individuals who are subject to
Section 16(b) of the Exchange Act shall be afforded to a person who is not a Disinterested Person. The number of Persons that shall constitute the Committee shall be determined from time to time by a majority of all the members of the Board of Directors and, unless that majority of the Board of Directors determines otherwise or Rule 16b-3 is amended to require otherwise, shall be no less than two Persons. Persons elected to serve on the Committee as Disinterested Persons shall not be eligible to receive Awards or equity securities under any plan of the Corporation or its affiliates while they are serving as members of the Committee; shall not have received Awards or such equity securities under any plan of the Corporation or its affiliates within one year before their appointment to the Committee becomes effective; and shall not be eligible to receive Awards or such equity securities under any plan of the Corporation or its affiliates for such period following service on the Committee as may be required by Rule 16b-3 for that person to remain a Disinterested Person, in each case except for Awards or equity securities granted as provided in paragraphs
(c)(2)(i)(A), (B), (C), or (D) of Rule 16b-3. Notwithstanding the foregoing, the Board of Directors may designate the Compensation Committee (regardless of its composition) of the Board of Directors to serve as the Committee hereunder, provided that the Stock is not registered under Section 12 of the Exchange Act.

3.2	Duration, Removal, Etc.  The members of the Committee shall
serve at the discretion of the Board of Directors, which shall have the power, at any time and from time to time, to remove members from or add members to the Committee. Removal from the Committee may be with or without cause. Any individual serving as a member of the Committee shall have the right to resign from membership in the Committee by at least three days' written notice to the Board of Directors. The Board of Directors, and not the remaining members of the Committee, shall have the power and authority to fill all vacancies on the Committee.
 The Board of Directors shall promptly fill any vacancy that causes the number of members of the Committee to be below two or any other number that Rule 16b-3 may require from time to time.

3.3	Meetings and Actions of Committee.  The Board of Directors
shall designate which of the Committee members shall be the chairman of the Committee. If the Board of Directors fails to designate a Committee chairman, the members of the Committee shall elect one of the Committee members as chairman, who shall act as chairman until he ceases to be a member of the Committee or until the Board of Directors elects a new chairman. The Committee shall hold its meetings at those times and places as the chairman of the Committee may determine. At all meetings of the Committee, a quorum for the transaction of business shall be required and a quorum shall be deemed present if at least a majority of the members of the Committee are present. At any meeting of the Committee, each member shall have one vote. All decisions and determinations of the Committee shall be made by the majority vote or majority decision of all of its members present at a meeting at which a quorum is present; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting that was duly called and held. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the provisions of the Plan, the Articles or Certificate of Incorporation of the Corporation, the by-laws of the Corporation, and Rule 16b-3 so long as it is applicable, as the Committee may deem advisable.


3.4	Committee's Powers.  Subject to the express provisions of the
Plan and Rule 16b-3, the Committee shall have the authority, in its sole and absolute discretion, to (a) adopt, amend, and rescind administrative and interpretive rules and regulations relating to the Plan; (b) determine the Eligible Individuals to whom, and the time or times at which, Awards shall be granted; (c) determine the amount of cash and the number of shares of Stock, Stock Appreciation Rights, or Restricted Stock Awards, or any combination thereof, that shall be the subject of each Award; (d) determine the terms and provisions of each Award Agreement (which need not be identical), including provisions defining or otherwise relating to (i) the term and the period or periods and extent of exercisability of the Options, (ii) the extent to which the transferability of shares of Stock issued or transferred pursuant to any Award is restricted, (iii) the effect of termination of employment of the Holder on the Award, and (iv) the effect of approved leaves of absence (consistent with any applicable regulations of the Internal Revenue Service); (e) accelerate, pursuant to Section 9, the time of exercisability of any Option that has been granted;
(f) construe the respective Award Agreements and the Plan; (g) make determinations of the Fair Market Value of the Stock pursuant to the Plan; (h) delegate its duties under the Plan to such agents as it may appoint from time to time, provided that the Committee may not delegate its duties with respect to making Awards to, or otherwise with respect to Awards granted to, Eligible Individuals who are subject to Section 16(b) of the Exchange Act; and (i) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Plan, including the delegation of those ministerial acts and responsibilities as the Committee deems appropriate. Subject to Rule 16b-3, the Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan, in any Award, or in any Award Agreement in the manner and to the extent it deems necessary or desirable to carry the Plan into effect, and the Committee shall be the sole and final judge of that necessity or desirability. The determinations of the Committee on the matters referred to in this Subsection 3.4 shall be final and conclusive.

SECTION 4.  ELIGIBILITY AND PARTICIPATION

4.1	Eligible Individuals.  Awards may be granted pursuant to the
Plan only to persons who are Eligible Individuals at the time of the grant thereof.

4.2	Grant of Awards.  Subject to the express provisions of the
Plan, the Committee shall determine which Eligible Individuals shall be granted Awards from time to time. In making grants, the Committee shall take into consideration the contribution the potential Holder has made or may make to the success of the Corporation or its Subsidiaries and such other considerations as the Board of Directors may from time to time specify. The Committee shall also determine the number of shares subject to each of the Awards and shall authorize and cause the Corporation to grant Awards in accordance with those determinations.

4.3	Date of Grant.  The date on which the Committee completes all action resolving to offer an Award to an individual, including the specification of the number of shares of Stock to be subject to the Award, shall be the date on which the Award covered by an Award Agreement is granted (the "Date of Grant"), even though certain terms of the Award Agreement may not be determined at that time and even though the Award Agreement may not be executed until a later time. In no event shall a Holder gain any rights in addition to those specified by the Committee in its grant, regardless of the time that may pass between the grant of the Award and the actual execution of the Award Agreement by the Corporation and the Holder. Notwithstanding the above provisions of this Subsection 4.3, the Date of Grant of an Award granted pursuant to Subsection 8.2(a) shall be the Effective Date, the Date of Grant of an Award granted pursuant to Subsection 8.2(b) shall be the date on which the Holder's election to the Board of Directors is effective, and the Date of Grant of an Award granted pursuant to Subsection 8.2(c) shall be the date on which such Award is granted as provided in such Subsection.


4.4	Award Agreements.  Each Award granted under the Plan shall be evidenced by an Award Agreement that is executed by the Corporation and the Eligible Individual to whom the Award is granted and incorporating those terms that the Committee shall deem necessary or desirable. More than one Award may be granted under the Plan to the same Eligible Individual and be outstanding concurrently. In the event an Eligible Individual is granted both one or more Incentive Options and one or more Nonstatutory Options, those grants shall be evidenced by separate Award Agreements, one for each of the Incentive Option grants and one for each of the Nonstatutory Option grants.

4.5	Limitation for Incentive Options.  Notwithstanding any
provision contained herein to the contrary, (a) a person shall not be eligible to receive an Incentive Option unless he is an Employee of the Corporation or a corporate Subsidiary (but not a partnership Subsidiary) and (b) a person shall not be eligible to receive an Incentive Option if, immediately before the time the Option is granted, that person owns (within the meaning of Sections 422 and 424(d) of the Code) stock possessing more than ten percent of the total combined voting power or value of all classes of outstanding stock of the Corporation or a Subsidiary. Nevertheless, Subsection 4.5(b) shall not apply if, at the time the Incentive Option is granted, the Exercise Price of the Incentive Option is at least one hundred ten percent of Fair Market Value and the Incentive Option is not, by its terms, exercisable after the expiration of five years from the Date of Grant.

4.6	No Right to Award.  The adoption of the Plan shall not be
deemed to give any Person a right to be granted an Award.

SECTION 5.  TERMS AND CONDITIONS OF OPTIONS

All Options granted under the Plan shall comply with, and the related Award Agreements shall be deemed to include and be subject to, the terms and conditions set forth in this Section 5 (to the extent each term and condition applies to the form of Option) and also to the terms and conditions set forth in Sections 9 and 10; provided, however, that the Committee may authorize an Award Agreement that expressly contains terms and provisions that differ from the terms and provisions set forth in Subsections 9.2, 9.3, and 9.4 and any of the terms and provisions of Section 10 (other than Subsections 10.9 and 10.10).

5.1	Number of Shares.  Each Award Agreement shall state the total number of shares of Stock to which it relates.

5.2	Vesting.  Each Award Agreement shall state the time or
periods in which, or the conditions upon satisfaction of which, the right to exercise the Option or a portion thereof shall vest and the number of shares of Stock for which the right to exercise the Option shall vest at each such time, period, or fulfillment of condition.

5.3	Expiration of Options.  No Option shall be exercised after
the expiration of a period of ten years commencing on the Date of Grant of the Option; provided, however, that any portion of a Nonstatutory Option that pursuant to the terms of the Award Agreement under which such Nonstatutory Option is granted shall not become exercisable until the date which is the tenth anniversary of the Date of Grant of such Nonstatutory Option may be exercisable for a period of 30 days following the date on which such portion becomes exercisable.


5.4	Exercise Price.  Each Award Agreement shall state the
exercise price per share of Stock (the "Exercise Price"); provided, however, that the exercise price per share of Stock subject to an Incentive Option shall not be less than the greater of (a) the par value per share of the Stock or (b) 100% of the Fair Market Value per share of the Stock on the Date of Grant of the Option.

5.5	Method of Exercise.  The Option shall be exercisable only by written notice of exercise (the "Exercise Notice") delivered to the Corporation during the term of the Option, which notice shall (a) state the number of shares of Stock with respect to which the Option is being exercised, (b) be signed by the Holder of the Option or, if the Holder is dead or becomes affected by a Disability, by the person authorized to exercise the Option pursuant to Subsections 10.3 and 10.4, (c) be accompanied by the Exercise Price for all shares of Stock for which the Option is being exercised, and (d) include such other information, instruments, and documents as may be required to satisfy any other condition to exercise contained in the Award Agreement. The Option shall not be deemed to have been exercised unless all of the requirements of the preceding provisions of this Subsection 5.5 have been satisfied.

5.6	Incentive Option Exercises.  Except as otherwise provided in
Subsection 10.4, during the Holder's lifetime, only the Holder may exercise an Incentive Option.

5.7	Medium and Time of Payment.  The Exercise Price of an Option
shall be payable in full upon the exercise of the Option (a) in cash or by an equivalent means acceptable to the Committee, (b) on the Committee's prior consent, with shares of Stock owned by the Holder (including shares received upon exercise of the Option or restricted shares already held by the Holder) and having a Fair Market Value at least equal to the aggregate Exercise Price payable in connection with such exercise, or (c) by any combination of clauses (a) and (b). If the Committee elects to accept shares of Stock in payment of all or any portion of the Exercise Price, then (for purposes of payment of the Exercise Price) those shares of Stock shall be deemed to have a cash value equal to their aggregate Fair Market Value determined as of the date the certificate for such shares is delivered to the Corporation.
 If the Committee elects to accept shares of restricted Stock in payment of all or any portion of the Exercise Price, then an equal number of shares issued pursuant to the exercise shall be restricted on the same terms and for the restriction period remaining on the shares used for payment.


5.8	Payment with Sale Proceeds.  In addition, at the request of
the Holder and to the extent permitted by applicable law, the Committee may (but shall not be required to) approve arrangements with a brokerage firm under which that brokerage firm, on behalf of the Holder, shall pay to the Corporation the Exercise Price of the Option being exercised and the Corporation shall promptly deliver the exer-cised shares of Stock to the brokerage firm. To accomplish this trans-action, the Holder must deliver to the Corporation an Exercise Notice containing irrevocable instructions from the Holder to the Corporation to deliver the Stock certificates representing the shares of Stock directly to the broker. Upon receiving a copy of the Exercise Notice acknowledged by the Corporation, the broker shall sell that number of shares of Stock or loan the Holder an amount sufficient to pay the Exercise Price and any withholding obligations due. The broker then shall deliver to the Corporation that portion of the sale or loan proceeds necessary to cover the Exercise Price and any withholding obligations due. The Committee shall not approve any transaction of this nature if the Committee believes that the transaction would give rise to the Holder's liability for short-swing profits under Section 16(b) of the Exchange Act.

5.9	Payment of Taxes.  The Committee may, in its discretion,
require a Holder to pay to the Corporation (or the Corporation's Subsidiary if the Holder is an employee of a Subsidiary of the Corporation), at the time of the exercise of an Option or thereafter, the amount that the Committee deems necessary to satisfy the Corporation's or its Subsidiary's current or future obligation to withhold federal, state, or local income or other taxes that the Holder incurs by exercising an Option. In connection with the exercise of an Option requiring tax withholding, a Holder may (a) direct the Corporation to withhold from the shares of Stock to be issued to the Holder the number of shares necessary to satisfy the Corporation's obligation to withhold taxes, that determination to be based on the shares' Fair Market Value as of the date of exercise; (b) deliver to the Corporation sufficient shares of Stock (based upon the Fair Market Value as of the date of such delivery) to satisfy the Corporation's tax withholding obligations, which tax withholding obligation is based on the shares' Fair Market Value as of the later of the date of exercise or the date as of which the shares of Stock issued in connection with such exercise become includible in the income of the Holder; or (c) deliver sufficient cash to the Corporation to satisfy its tax withholding obligations. Holders who elect to use such a stock withholding feature must make the election at the time and in the manner that the Committee prescribes. The Committee may, at its sole option, deny any Holder's request to satisfy withholding obligations through Stock instead of cash. In the event the Committee subsequently determines that the aggregate Fair Market Value (as determined above) of any shares of Stock withheld or delivered as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Holder shall pay to the Corporation, immediately upon the Committee's request, the amount of that deficiency in the form of payment requested by the Committee.

5.10	Limitation on Aggregate Value of Shares That May Become First
Exercisable During Any Calendar Year Under an Incentive Option. Except as is otherwise provided in Subsection 9.3, with respect to any Incentive Option granted under this Plan, the aggregate Fair Market Value of shares of Stock subject to an Incentive Option and the aggregate Fair Market Value of shares of Stock or stock of any Subsidiary (or a predecessor of the Corporation or a Subsidiary) subject to any other incentive stock option (within the meaning of
Section 422 of the Code) of the Corporation or its Subsidiaries (or a predecessor corporation of any such corporation) that first become purchasable by a Holder in any calendar year may not (with respect to that Holder) exceed $100,000, or such other amount as may be prescribed under Section 422 of the Code or applicable regulations or rulings from time to time. As used in the previous sentence, Fair Market Value shall be determined as of the Date of Grant of the Incentive Option.
 For purposes of this Subsection 5.10, "predecessor corporation" means
(a) a corporation that was a party to a transaction described in
Section 424(a) of the Code (or which would be so described if a substitution or assumption under that Section had been effected) with the Corporation, (b) a corporation which, at the time the new incentive stock option (within the meaning of Section 422 of the Code) is granted, is a Subsidiary of the Corporation or a predecessor corporation of any such corporations, or (c) a predecessor corporation
of any such corporations.   Failure to comply with this provision shall
not impair the enforceability or exercisability of any Option, but shall cause the excess amount of shares to be reclassified in accordance with the Code.

5.11	No Fractional Shares.  The Corporation shall not in any case be required to sell, issue, or deliver a fractional share with respect to any Option. In lieu of the issuance of any fractional share of Stock, the Corporation shall pay to the Holder an amount in cash equal to the same fraction (as the fractional Stock) of the Fair Market Value of a share of Stock determined as of the date of the applicable Exercise Notice.

5.12	Modification, Extension, and Renewal of Options.  Subject to
the terms and conditions of and within the limitations of the Plan, Rule 16b-3, and any consent required by the last sentence of this Subsection 5.12, the Committee may (a) modify, extend, or renew outstanding Options granted under the Plan, (b) accept the surrender of Options outstanding hereunder (to the extent not previously exercised) and authorize the granting of new Options in substitution for outstanding Options (to the extent not previously exercised), and (c) amend the terms of an Incentive Option at any time to include provisions that have the effect of changing the Incentive Option to a Nonstatutory Option. Nevertheless, without the consent of the Holder, the Committee may not modify any outstanding Options so as to specify a higher or lower Exercise Price or accept the surrender of outstanding Incentive Options and authorize the granting of new Options in substitution therefor specifying a higher or lower Exercise Price. In addition, no modification of an Option granted hereunder shall, without the consent of the Holder, alter or impair any rights or obligations under any Option theretofore granted to such Holder under the Plan except, with respect to Incentive Options, as may be necessary to satisfy the requirements of Section 422 of the Code or as permitted in clause (c) of this Subsection 5.12.

5.13	Other Agreement Provisions.  The Award Agreements authorized under the Plan shall contain such provisions in addition to those required by the Plan (including without limitation restrictions or the removal of restrictions upon the exercise of the Option and the retention or transfer of shares thereby acquired) as the Committee may deem advisable. Each Award Agreement shall identify the Option evidenced thereby as an Incentive Option or Nonstatutory Option, as the case may be, and no Award Agreement shall cover both an Incentive Option and a Nonstatutory Option. Each Award Agreement relating to an Incentive Option granted hereunder shall contain such limitations and restrictions upon the exercise of the Incentive Option to which it relates as shall be necessary for the Incentive Option to which such Award Agreement relates to constitute an incentive stock option, as defined in Section 422 of the Code.

SECTION 6.  STOCK APPRECIATION RIGHTS


All Stock Appreciation Rights granted under the Plan shall comply with, and the related Award Agreements shall be deemed to include and be subject to, the terms and conditions set forth in this
Section 6 (to the extent each term and condition applies to the form of Stock Appreciation Right) and also the terms and conditions set forth in Sections 9 and 10; provided, however, that the Committee may authorize an Award Agreement related to a Stock Appreciation Right that expressly contains terms and provisions that differ from the terms and provisions set forth in Subsections 9.2, 9.3, and 9.4 and any of the terms and provisions of Section 10 (other than Subsection 10.10).

6.1	Form of Right.  A Stock Appreciation Right may be granted to an Eligible Individual (a) in connection with an Option, either at the time of grant or at any time during the term of the Option, or
(b) independent of an Option.

6.2	Rights Related to Options.  A Stock Appreciation Right
granted pursuant to an Option shall entitle the Holder, upon exercise, to surrender that Option or any portion thereof, to the extent unexercised, and to receive payment of an amount computed pursuant to Subsection 6.2(b). That Option shall then cease to be exercisable to the extent surrendered. Stock Appreciation Rights granted in connection with an Option shall be subject to the terms of the Award Agreement governing the Option, which shall comply with the following provisions in addition to those applicable to Options:

(a)	Exercise and Transfer.  Subject to Subsection 10.9, a
Stock Appreciation Right granted in connection with an Option shall be exercisable only at such time or times and only to the extent that the related Option is exercisable and shall not be transferable except to the extent that the related Option is transferable.

(b)	Value of Right.  Upon the exercise of a Stock
Appreciation Right related to an Option, the Holder shall be entitled to receive payment from the Corporation of an amount determined by Multiplying:

(i)	The difference obtained by subtracting the Exercise
Price of a share of Stock specified in the related Option from the Fair Market Value of a share of Stock on the date of exercise of the Stock Appreciation Right, by

(ii)	The number of shares as to which that Stock
Appreciation Right has been exercised.

6.3	Right Without Option.  A Stock Appreciation Right granted
independent of an Option shall be exercisable as determined by the Committee and set forth in the Award Agreement governing the Stock Appreciation Right, which Award Agreement shall comply with the following provisions:

(a)	Number of Shares.  Each Award Agreement shall state the
total number of shares of Stock to which the Stock Appreciation
Right relates.

(b)	Vesting.  Each Award Agreement shall state the time or
periods in which the right to exercise the Stock Appreciation Right or a portion thereof shall vest and the number of shares of Stock for which the right to exercise the Stock Appreciation Right shall vest at each such time or period.


(c)	Expiration of Rights.  Each Award Agreement shall state
the date at which the Stock Appreciation Rights shall expire if not previously exercised.

(d)	Value of Right.  Each Stock Appreciation Right shall
entitle the Holder, upon exercise thereof, to receive payment of an amount determined by multiplying:

(i)	The difference obtained by subtracting the Fair
Market Value of a share of Stock on the Date of Grant of the Stock Appreciation Right from the Fair Market Value of a share of Stock on the date of exercise of that Stock
Appreciation Right, by

(ii)	The number of shares as to which the Stock
Appreciation Right has been exercised.

6.4	Limitations on Rights.  Notwithstanding Subsections 6.2(b)
and 6.3(d), the Committee may limit the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the Date of Grant and be noted on the Award Agreement evidencing the Holder's Stock Appreciation Right.

6.5	Payment of Rights.  Payment of the amount determined under
Subsection 6.2(b) or 6.3(d) and Subsection 6.4 may be made, in the sole discretion of the Committee unless specifically provided otherwise in the Award Agreement, solely in whole shares of Stock valued at Fair Market Value on the date of exercise of the Stock Appreciation Right, solely in cash, or in a combination of cash and whole shares of Stock.
 If the Committee decides to make full payment in shares of Stock and the amount payable results in a fractional share, payment for the fractional share shall be made in cash.

6.6	Payment of Taxes.  The Committee may, in its discretion,
require a Holder to pay to the Corporation (or the Corporation's Subsidiary if the Holder is an employee of a Subsidiary of the Corporation), at the time of the exercise of a Stock Appreciation Right or thereafter, the amount that the Committee deems necessary to satisfy the Corporation's or its Subsidiary's current or future obligation to withhold federal, state, or local income or other taxes that the Holder incurs by exercising a Stock Appreciation Right. In connection with the exercise of a Stock Appreciation Right requiring tax withholding, a Holder may (a) direct the Corporation to withhold from the shares of Stock to be issued to the Holder the number of shares necessary to satisfy the Corporation's obligation to withhold taxes, that determination to be based on the shares' Fair Market Value as of the date of exercise; (b) deliver to the Corporation sufficient shares of Stock (based upon the Fair Market Value as of the date of such delivery) to satisfy the Corporation's tax withholding obligations, which tax withholding obligation is based on the shares' Fair Market Value as of the later of the date of exercise or the date of which the shares of Stock issued in connection with such exercise become includible in the income of the Holder; or (c) deliver sufficient cash to the Corporation to satisfy its tax withholding obligations. Holders who elect to have Stock withheld pursuant to (a) or (b) above must make the election at the time and in the manner that the Committee prescribes. The Committee may, in its sole discretion, deny any Holder's request to satisfy withholding obligations through Stock instead of cash. In the event the Committee subsequently determines that the aggregate Fair Market Value (as determined above) of any shares of Stock withheld or delivered as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Holder shall pay to the Corporation, immediately upon the Committee's request, the amount of that deficiency in the form of payment requested by the Commission.

6.7	Other Agreement Provisions.  The Award Agreements authorized relating to Stock Appreciation Rights shall contain such provisions in addition to those required by the Plan (including without limitation restrictions or the removal of restrictions upon the exercise of the Stock Appreciation Right and the retention or transfer of shares thereby acquired) as the Committee may deem advisable.

SECTION 7.  RESTRICTED STOCK AWARDS

All Restricted Stock Awards granted under the Plan shall comply with and be subject to, and the related Award Agreements shall be deemed to include, the terms and conditions set forth in this Section
7 and also to the terms and conditions set forth in Sections 9 and 10; provided, however, that the Committee may authorize an Award Agreement related to a Restricted Stock Award that expressly contains terms and provisions that differ from the terms and provisions set forth in Subsections 9.2, 9.3, and 9.4 and the terms and provisions set forth in
Section 10 (other than Subsections 10.9 and 10.10).

7.1	Restrictions.  All shares of Restricted Stock Awards granted or sold pursuant to the Plan shall be subject to the following conditions:

(a)	Transferability.  The shares may not be sold,
transferred, or otherwise alienated or hypothecated until the restrictions are removed or expire.

(b)	Conditions to Removal of Restrictions.  Conditions to
removal or expiration of the restrictions may include, but are not required to be limited to, continuing employment or service as a director, officer, or Key Employee or achievement of performance objectives described in the Award Agreement.

(c)	Legend.  Each certificate representing Restricted Stock
Awards granted pursuant to the Plan shall bear a legend making appropriate reference to the restrictions imposed.

(d)	Possession.  The Committee may require the Corporation
to retain physical custody of the certificates representing Restricted Stock Awards during the restriction period and may require the Holder of the Award to execute stock powers in blank for those certificates and deliver those stock powers to the Corporation, or the Committee may require the Holder to enter into an escrow agreement providing that the certificates representing Restricted Stock Awards granted or sold pursuant to the Plan shall remain in the physical custody of an escrow holder until all restrictions are removed or expire.

(e)	Other Conditions.  The Committee may impose other
conditions on any shares granted or sold as Restricted Stock Awards pursuant to the Plan as it may deem advisable, including without limitation (i) restrictions under the Securities Act or Exchange Act, (ii) the requirements of any securities exchange upon which the shares or shares of the same class are then listed, and (iii) any state securities law applicable to the shares.

7.2	Expiration of Restrictions.  The restrictions imposed in
Subsection 7.1 on Restricted Stock Awards shall lapse as determined by the Committee and set forth in the applicable Award Agreement, and the Corporation shall promptly deliver to the Holder of the Restricted Stock Award a certificate representing the number of shares for which restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions. Each Restricted Stock Award may have a different restriction period as determined by the Committee in its sole discretion. The Committee may, in its discretion, prospectively reduce the restriction period applicable to a particular Restricted Stock Award.

7.3	Rights as Stockholder.  Subject to the provisions of
Subsections 7.1 and 10.10, the Committee may, in its discretion, determine what rights, if any, the Holder shall have with respect to the Restricted Stock Awards granted or sold, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.

7.4	Payment of Taxes.  The Committee may, in its discretion,
require a Holder to pay to the Corporation (or the Corporation's Subsidiary if the Holder is an employee of a Subsidiary of the Corporation) the amount that the Committee deems necessary to satisfy the Corporation's or its Subsidiary's current or future obligation to withhold federal, state, or local income or other taxes that the Holder incurs by reason of the Restricted Stock Award. The Holder may
(a) direct the Corporation to withhold from the shares of Stock to be issued to the Holder the number of shares necessary to satisfy the Corporation's obligation to withhold taxes, that determination to be based on the shares' Fair Market Value as of the date on which tax withholding is to be made; (b) deliver to the Corporation sufficient shares of Stock (based upon the Fair Market Value as of the date of such delivery) to satisfy the Corporation's tax withholding obligations, which tax withholding obligation is based on the shares' Fair Market Value as of the later of the date of issuance or the date as of which the shares of Stock issued become includible in the income of the Holder; or (c) deliver sufficient cash to the Corporation to satisfy its tax withholding obligations. Holders who elect to have Stock withheld pursuant to (a) or (b) above must make the election at the time and in the manner that the Committee prescribes. The Committee may, in its sole discretion, deny any Holder's request to satisfy withholding obligations through Stock instead of cash. In the event the Committee subsequently determines that the aggregate Fair Market Value (as determined above) of any shares of Stock withheld or delivered as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then the Holder shall pay to the Corporation, immediately upon the Committee's request, the amount of that deficiency.

7.5	Other Agreement Provisions.  The Award Agreements relating to
Restricted Stock Awards shall contain such provisions in addition to those required by the Plan as the Committee may deem advisable.

SECTION 8.  AWARDS TO NON-EMPLOYEE DIRECTORS

Except as otherwise provided in this Section 8 or the applicable
Award Agreement, Awards granted pursuant to this Section 8 shall be subject to the conditions of Section 5 to the extent permitted under Rule 16b-3.

8.1	Ineligibility for Other Awards.  Non-Employee Directors shall not be eligible to receive any Awards under the Plan other than the Awards specified in this Section 8.

8.2	Automatic Grant of Awards.  Unless any Non-Employee Director
(or director nominee) shall have given written notice to the Corporation that he or she declines to accept any Award pursuant to this Subsection 8.2 on or prior to the Date of Grant of such Award, each person who becomes a non-Employee Director after the Effective Date of this Plan shall automatically be granted, as of the Effective Date or as the date such person joins the Board of Directors, as the case may be, Options to purchase 10,000 shares of Stock. Such Options shall have a per share Exercise Price equal to the Fair Market Value of the Stock on the date of Grant.

8.3	Vesting.  Options granted pursuant to Section 8.2 shall vest pursuant to the following schedule, and shall be exercisable for a period of ten years from the date of Grant of the Option:

Vesting Date                          Percentage of Shares Vested

First Anniversary of Grant                     20%
Second Anniversary of Grant                    40%
Third Anniversary of Grant                     60%
Fourth Anniversary of Grant                    80%
Fifth Anniversary of Grant                    100%

8.4	Available Stock.  The automatic Awards specified in
Subsection 8.2 shall be made in the amounts specified in Subsection 8.2 only if the number of shares of Stock available to be issued, transferred or exercised pursuant to Awards under this Plan (as calculated in Section 2) is sufficient to make all automatic grants required to be made by Subsection 8.2 on the Date of Grant of those automatic Awards. In the event that the number of shares of Stock that are available to be issued, transferred, or exercised pursuant to Awards under the Plan on the Date of Grant of the automatic Awards described in Subsection 8.2 is insufficient to permit the grant of the entire number of shares specified in Subsection 8.2, then the number of available shares shall be apportioned equally among the automatic Awards made on that date, and the number of shares apportioned to each automatic Award shall be the amount of shares automatically subject to that automatic Award.

SECTION 9.  ADJUSTMENT PROVISIONS

9.1	Adjustment of Awards and Authorized Stock.  The terms of an
Award and the number of shares of Stock authorized pursuant to Subsection 2.1 and Section 8 for issuance under the Plan shall be subject to adjustment from time to time, in accordance with the following provisions:

(a)	If at any time, or from time to time, the Corporation
shall subdivide as a whole (by reclassification, by a Stock split, by the issuance of a distribution on Stock payable in Stock, or otherwise) the number of shares of Stock then outstanding into a greater number of shares of Stock, then (i) the maximum number of shares of Stock available for the Plan as provided in Subsection
2.1 shall be increased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be increased proportionately, and (iii) the price (including Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be reduced proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(b)	If at any time, or from time to time, the Corporation
shall consolidate as a whole (by reclassification, reverse Stock split, or otherwise) the number of shares of Stock then outstanding into a lesser number of shares of Stock, then (i) the maximum number of shares of Stock available for the Plan as provided in Subsection 2.1 shall be decreased proportionately, and the kind of shares or other securities available for the Plan shall be appropriately adjusted, (ii) the number of shares of Stock (or other kind of shares or securities) that may be acquired under any Award shall be decreased proportionately, and (iii) the price (including Exercise Price) for each share of Stock (or other kind of shares or securities) subject to then outstanding Awards shall be increased proportionately, without changing the aggregate purchase price or value as to which outstanding Awards remain exercisable or subject to restrictions.

(c)	Whenever the number of shares of Stock subject to
outstanding Awards and the price for each share of Stock subject to outstanding Awards are required to be adjusted as provided in this Subsection 9.1, the Committee shall promptly prepare a notice setting forth, in reasonable detail, the event requiring adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the change in price and the number of shares of Stock, other securities, cash, or property purchasable subject to each Award after giving effect to the adjustments. The Committee shall promptly give each Holder such a notice.

(d)	Adjustments under Subsections 9(a) and (b) shall be made
by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interest shall be issued under the Plan on account of any such adjustments.


9.2	Changes in Control.  Any Award Agreement may provide that,
upon the occurrence of a Change in Control, one or more of the following apply: (a) each Holder of an Option shall immediately be granted corresponding Stock Appreciation Rights; (b) all outstanding Stock Appreciation Rights and Options shall immediately become fully vested and exercisable in full, including that portion of any Stock Appreciation Right or Option that pursuant to the terms and provisions of the applicable Award Agreement had not yet become exercisable (the total number of shares of Stock as to which a Stock Appreciation Right or Option is exercisable upon the occurrence of a change in Control is referred to herein as the "Total Shares"); and (c) the restriction period of any Restricted Stock Award shall immediately be accelerated and the restrictions shall expire. An Award Agreement does not have to provide for any of the foregoing. If a Change in Control involves a Restructuring or occurs in connection with a series of related transactions involving a Restructuring and if such Restructuring is in the form of a Non-Surviving Event and as a part of such Restructuring shares of Stock, other securities, cash, or property shall be issuable or deliverable in exchange for Stock, then the Holder of an Award shall be entitled to purchase or receive (in lieu of the Total Shares that the Holder would otherwise be entitled to purchase or receive), as appropriate for the form of Award, the number of shares of Stock, other securities, cash, or property to which that number of Total Shares would have been entitled in connection with such Restructuring (and, for Options, at an aggregate exercise price equal to the Exercise Price that would have been payable if that number of Total Shares had been purchased on the exercise of the Option immediately before the consummation of the Restructuring). Nothing in this Subsection 9.2 shall impose on a Holder the obligation to exercise any Award immediately before or upon the Change of Control, or cause Holder to forfeit the right to exercise the Award during the remainder of the original term of the Award because of a Change in Control.

9.3	Restructuring Without Change in Control.  In the event a
Restructuring shall occur at any time while there is any outstanding Award hereunder and that Restructuring does not occur in connection with a Change in Control or a series of related transactions involving a Change in Control, then:

(a)	no outstanding Option or Stock Appreciation Right shall
immediately become fully vested and exercisable in full merely because of the occurrence of the Restructuring;

(b)	no Holder of an Option shall automatically be granted
corresponding Stock Appreciation Rights;

(c)	the restriction period of any Restricted Stock Award
shall not immediately be accelerated and the restrictions expire merely because of the occurrence of the Restructuring; and

(d)	at the option of the Committee, the Committee may (but
shall not be required to) cause the Corporation to take any one or more of the following actions:

(i)	accelerate in whole or in part the time of the
vesting and exercisability of any one or more of the outstanding Stock Appreciation Rights and Options so as to provide that those Stock Appreciation Rights and Options shall be exercisable before, upon, or after the consummation of the Restructuring;

(ii)	grant each Holder of an Option corresponding Stock
Appreciation Rights;


(iii)	accelerate in whole or in part the expiration
of some or all of the restrictions on any Restricted Stock
Award;

(iv)	if the Restructuring is in the form of a Non-
Surviving Event, cause the surviving entity to assume in whole or in part any one or more of the outstanding Awards upon such terms and provisions as the Committee deems desirable; or

(v) 	redeem in whole or in part any one or more of the
outstanding Awards (whether or not then exercisable) in consideration of a cash payment, as such payment may be reduced for tax withholding obligations as contemplated in Subsections 5.9, 6.6, or 7.4, as applicable, in an amount equal to:

(A)	for Options and Stock Appreciation Rights
granted in connection with Options, the excess of (1) the Fair Market Value, determined as of the date immediately preceding the consummation of the Restructuring, of the aggregate number of shares of Stock subject to the Award and as to which the Award is being redeemed over (2) the Exercise Price for that number of shares of Stock;

(B)	for Stock Appreciation Rights not granted in
connection with an Option, the excess of (1) the Fair
Market Value, determined as of the date immediately preceding the consummation of the Restructuring, of the aggregate number of shares of Stock subject to the Award and as to which the Award is being redeemed over (2) the Fair Market Value of that number of shares of Stock on the Date of Grant; and

(C)	for Restricted Stock Awards, the Fair Market
Value, determined as of the date immediately preceding the consummation of the Restructuring, of the aggregate number of shares of Stock subject to the Award and as to which the Award is being redeemed.


The Corporation shall promptly notify each Holder of any election or action taken by the Corporation under this Subsection 9.3. In the event of any election or action taken by the Corporation pursuant to this Subsection 9.3 that requires the amendment or cancellation of any Award Agreement as may be specified in any notice to the Holder thereof, that Holder shall promptly deliver that Award Agreement to the Corporation in order for that amendment or cancellation to be implemented by the Corporation and the Committee. The failure of the Holder to deliver any such Award Agreement to the Corporation as provided in the preceding sentence shall not in any manner affect the validity or enforceability of any action taken by the Corporation and the Committee under this Subsection 9.3, including without limitation any redemption of an Award as of the consummation of a Restructuring.
 Any cash payment to be made by the Corporation pursuant to this Subsection 9.3 in connection with the redemption of any outstanding Awards shall be paid to the Holder thereof currently with the delivery to the Corporation of the Award Agreement evidencing that Award; provided, however, that any such redemption shall be effective upon the consummation of the Restructuring notwithstanding that the payment of the redemption price may occur subsequent to the consummation. If all or any portion of an outstanding Award is to be exercised or accelerated upon or after the consummation of a Restructuring that does not occur in connection with a Change in Control and is in the form of a Non-Surviving Event, and as a part of that Restructuring shares of stock, other securities, cash, or property shall be issuable or deliverable in exchange for Stock, then the Holder of the Award shall thereafter be entitled to purchase or receive (in lieu of the number of shares of Stock that the Holder would otherwise be entitled to purchase or receive) the number of shares of Stock, other securities, cash, or property to which such number of shares of Stock would have been entitled in connection with the Restructuring (and, for Options, upon payment of the aggregate exercise price equal to the Exercise Price that would have been payable if that number of Total Shares had been purchased on the exercise of the Option immediately before the consummation of the Restructuring) and such Award shall be subject to adjustments that shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 9.

9.4	Notice of Restructuring.  The Corporation shall attempt to
keep all Holders informed with respect to any Restructuring or of any potential Restructuring to the same extent that the Corporation's stockholders are informed by the Corporation of any such event or potential event.

SECTION 10.  ADDITIONAL PROVISIONS

10.1	Termination of Employment.  If a Holder is an Eligible
Individual because the Holder is an Employee and if that employment relationship is terminated for any reason other than (a) that Holder's death or (b) that Holder's Disability (hereafter defined), then any and all Awards held by such Holder in such Holder's capacity as an Employee as of the date of the termination that are not yet exercisable (or for which restrictions have not lapsed) shall become null and void as of the date of such termination; provided, however, that the portion, if any, of such Awards that are exercisable as of the date of termination shall be exercisable for a period of the lesser of (a) the remainder of the term of the Award or (b) the date which is 30 days after the date of termination. Any portion of an Award not exercised upon the expiration of the lesser of the period specified above shall be null and void unless the Holder dies during such period, in which case the provisions of Subsection 10.3 shall govern.


10.2	Other Loss of Eligibility - Non Employees.  If a Holder is an
Eligible Individual because the Holder is serving in a capacity other than as an Employee and if that capacity is terminated for any reason other than the Holder's death or Disability, then that portion, if any, of any and all Awards held by the Holder that were granted because of that capacity which are not yet exercisable (or for which restrictions have not lapsed) as of the date of the termination shall become null and void as of the date of the termination; provided, however, that the portion, if any, of any and all Awards held by the Holder that are then exercisable as of the date of the termination shall be exercisable for a period of the lesser of (a) the remainder of the term of the Award or
(b) 30 days following the date such capacity is terminated. If a Holder is an Eligible Individual because the Holder is serving in a capacity other than as an Employee and if that capacity is terminated by reason of the Holder's death or Disability, then the portion, if any, of any and all Awards held by the Holder that are not yet exercisable (or for which restrictions have not lapsed) as of the date of that termination for death or Disability shall become exercisable (and the restrictions thereon, if any, shall lapse) and all such Awards held by that Holder as of the date of termination that are exercisable (either as a result of this sentence or otherwise) shall be exercisable for a period of the lesser of (a) the remainder of the term of the Award or (b) the date which is 30 days after the date of termination.
 Any portion of an Award not exercised upon the expiration of the periods specified in (a) or (b) of the preceding two sentences shall be null and void upon the expiration of such period, as applicable.

10.3	Death.  Upon the death of a Holder, any and all Awards held
by the Holder that are not yet exercisable (or for which restrictions have not lapsed) as of the date of the Holder's death shall become exercisable as provided below and any restrictions shall immediately lapse as of the date of death; provided, however, that the Awards held by the Holder as of the date of death shall be exercisable by that Holder's legal representatives, heirs, legatees, or distributees for a period of 30 days following the date of the Holder's death. Any portion of an Award not exercised upon the expiration of such period shall be null and void. Except as expressly provided in this Subsection 10.3, no Award held by a Holder shall be exercisable after the death of that Holder.

10.4	Disability.  If a Holder is an Eligible Individual because
the Holder is an Employee and if that employment relationship is terminated by reason of the Holder's Disability, then the portion, if any, of any and all Awards held by the Holder that are not yet exercisable (or for which restrictions have not lapsed) as of the date of that termination for Disability shall become exercisable as provided below and any restrictions shall immediately lapse as of the date of termination; provided, however, that the Awards held by the Holder as of the date of that termination shall be exercisable by the Holder, his guardian or his legal representative for a period of 30 days following the date of such termination. Any portion of an Award not exercised upon the expiration of such period shall be null and void unless the Holder dies during such period, in which event the provisions of Subsection 10.3 shall govern. "Disability" shall have the meaning given it in the employment agreement of the Holder; provided, however, that if that Holder has no employment agreement, "Disability" shall mean, as determined by the Board of Directors in the sole discretion exercised in good faith of the Board of Directors, a physical or mental impairment of sufficient severity that either the Holder is unable to continue performing the duties he performed before such impairment or the Holder's condition entitles him to disability benefits under any insurance or employee benefit plan of the Corporation or its Subsidiaries and that impairment or condition is cited by the Corporation as the reason for termination of the Holder's employment.

10.5	Leave of Absence.  With respect to an Award, the Committee
may, in its sole discretion, determine that any Holder who is on leave of absence for any reason will be considered to still be in the employ of the Corporation for any or all purposes of the Plan and the Award Agreement of such Holder.

10.6	Transferability of Awards.  In addition to such other terms
and conditions as may be included in a particular Award Agreement, an Award requiring exercise shall be exercisable during a Holder's lifetime only by that Holder or by that Holder's guardian or legal representative. An Award requiring exercise shall not be transferrable other than by will or the laws of descent and distribution.


10.7	Forfeiture and Restrictions on Transfer.  Each Award
Agreement may contain or otherwise provide for conditions giving rise to the forfeiture of the Stock acquired pursuant to an Award or otherwise and may also provide for those restrictions on the transferability of shares of the Stock acquired pursuant to an Award or otherwise that the Committee in its sole and absolute discretion may deem proper or advisable. The conditions giving rise to forfeiture may include, but need not be limited to, the requirement that the Holder render substantial services to the Corporation or its Subsidiaries for a specified period of time. The restrictions on transferability may include, but need not be limited to, options and rights of first refusal in favor of the Corporation and stockholders of the Corporation other than the Holder of such shares of Stock who is a party to the particular Award Agreement or a subsequent holder of the shares of Stock who is bound by that Award Agreement.

10.8	Delivery of Certificates of Stock.  Subject to Subsection
10.9, the Corporation shall promptly issue and deliver a certificate representing the number of shares of Stock as to which (a) an Option has been exercised after the Corporation receives an Exercise Notice and upon receipt by the Corporation of the Exercise Price and any tax withholding as may be requested, (b) a Stock Appreciation Right has been exercised (to the extent the Committee determines to pay such Stock Appreciation Right in shares of Stock pursuant to Subsection 6.5) and upon receipt by the Corporation of any tax withholding as may be requested, and (c) restrictions have lapsed with respect to a Restricted Stock Award and upon receipt by the Corporation of any tax withholding as may be requested. The value of the shares of Stock or cash transferable because of an Award under the Plan shall not bear any interest owing to the passage of time, except as may be otherwise provided in an Award Agreement. If a Holder is entitled to receive certificates representing Stock received for more than one form of Award under the Plan, separate Stock certificates shall be issued with respect to Incentive Options and Nonstatutory Options.

10.9	Conditions to Delivery of Stock.  Nothing herein or in any
Award granted hereunder or any Award Agreement shall require the Corporation to issue any shares with respect to any Award if that issuance would, in the opinion of counsel for the Corporation, constitute a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable statute or regulation, or the rules of any applicable securities exchange or securities association, as then in effect. At the time of any exercise of an Option or Stock Appreciation Right, or at the time of any grant of a Restricted Stock Award, the Corporation may, as a condition precedent to the exercise of such Option or Stock Appreciation Right or vesting of any Restricted Stock Award, require from the Holder of the Award (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations, if any, concerning the Holder's intentions with regard to the retention or disposition of the shares of Stock being acquired pursuant to the Award and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Corporation, may be necessary to ensure that any disposition by that Holder (or in the event of the Holder's death, his legal representatives, heirs, legatees, or distributees) will not involve a violation of the Securities Act or any similar or superseding statute or statutes, any other applicable state or federal statute or regulation, or any rule of any applicable securities exchange or securities association, as then in effect.

10.10	Certain Directors and Officers.  With respect to Holders
who are directors or officers of the Corporation or any of its Subsidiaries and who are subject to Section 16(b) of the Exchange Act, Awards and all rights under the Plan shall be exercisable during the Holder's lifetime only by the Holder or the Holder's guardian or legal representative, but not for at least six months after grant, unless (a) the Board of Directors expressly authorizes that an Award shall be exercisable before the expiration of the six-month period or (b) the death or disability of the Holder occurs before the expiration of the six-month period. In addition, no such officer or director shall exercise any Stock Appreciation Right or have shares of Stock withheld to pay tax withholding obligations within the first six months of the term of an Award. Any election by any such officer or director to have tax withholding obligations satisfied by the withholding of shares of Stock shall be irrevocable and shall be communicated to the Committee during the period beginning on the third day following the date of release of quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date (the "Window Period") or by an irrevocable election communicated to the Committee at least six months before the date of exercise of the Award for which such withholding is desired. Any election by such an officer or director to receive cash in full or partial settlement of a Stock Appreciation Right, as well as any exercise by such individual of a Stock Appreciation Right for such cash, in either case to the extent permitted under the applicable Award Agreement or otherwise permitted by the Committee, shall be made during the Window Period or within any other periods that the Committee shall specify from time to time.

10.11	Securities Act Legend.  Certificates for shares of
Stock, when issued, may have the following legend, or statements of other applicable restrictions (including, without limitation, restrictions required under any Federal, state or foreign law), endorsed thereon and may not be immediately transferable:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SHARES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.

This legend shall not be required for shares of Stock issued pursuant to an effective registration statement under the Securities Act.

10.12	Legend for Restrictions on Transfer.  Each certificate
representing shares issued to a Holder pursuant to an Award granted under the Plan shall, if such shares are subject to any transfer restriction, including a right of first refusal, provided for under this Plan or an Award Agreement, bear a legend that complies with applicable law with respect to the restrictions on transferability contained in this Subsection 10.12, such as:

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY IMPOSED BY THAT CERTAIN INSTRUMENT ENTITLED "TRAVIS BOATS & MOTORS, INC. 1995 INCENTIVE PLAN" AS ADOPTED BY TRAVIS BOATS & MOTORS, INC. (THE "CORPORATION"), AND AN AGREEMENT THEREUNDER BETWEEN THE CORPORATION AND THE INITIAL HOLDER THEREOF DATED ________________, 199_, AND MAY NOT BE TRANSFERRED, SOLD, OR OTHERWISE DISPOSED OF EXCEPT AS THEREIN PROVIDED. THE CORPORATION WILL FURNISH A COPY OF SUCH INSTRUMENT AND AGREEMENT TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE ON REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

10.13	Rights as a Stockholder.  A Holder shall have no right
as a stockholder with respect to any shares covered by his Award until a certificate representing those shares is issued in his name. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is before the date that certificate is issued, except as contemplated by Section 9 hereof. Nevertheless, dividends, dividend equivalent rights and voting rights may be extended to and made part of any Award denominated in Stock or units of Stock, subject to such terms, conditions and restrictions as the Committee may establish. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents for deferred payment denominated in Stock or units of Stock.

10.14	Furnish Information.  Each Holder shall furnish to the
Corporation all information requested by the Corporation to enable it to comply with any reporting or other requirement imposed upon the Corporation by or under any applicable statute or regulation.

10.15	Obligation to Exercise. The granting of an Award
hereunder shall impose no obligation upon the Holder to exercise the same or any part thereof.

10.16	Adjustments to Awards.  Subject to the general
limitations set forth in Sections 5, 6, and 9, the Committee may make any adjustment in the Exercise Price of, the number of shares subject to, or the terms of a Nonstatutory Option or Stock Appreciation Right by canceling an outstanding Nonstatutory Option or Stock Appreciation Right and regranting a Nonstatutory Option or Stock Appreciation Right.
 Such adjustment shall be made by amending, substituting, or regranting an outstanding Nonstatutory Option or Stock Appreciation Right. Such amendment, substitution, or regrant may result in terms and conditions that differ from the terms and conditions of the original Nonstatutory Option or Stock Appreciation Right. The Committee may not, however, impair the rights of any Holder of previously granted Nonstatutory Options or Stock Appreciation Rights without that Holder's consent. If such action is effected by amendment, such amendment shall be deemed effective as of the Date of Grant of the amended Award.


10.17	Remedies.  The Corporation shall be entitled to recover
from a Holder reasonable attorneys' fees incurred in connection with the enforcement of the terms and provisions of the Plan and any Award Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.

10.18	Information Confidential.  As partial consideration for
the granting of each Award hereunder, the Holder shall agree with the Corporation that he will keep confidential all information and knowledge that he has relating to the manner and amount of his participation in the Plan; provided, however, that such information may be disclosed as required by law and may be given in confidence to the Holder's spouse, tax or financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan. In the event any breach of this promise comes to the attention of the Committee, it shall take into consideration that breach in determining whether to recommend the grant of any future Award to that Holder, as a factor mitigating against the advisability of granting any such future Award to that Person.

10.19	Consideration.  No Option or Stock Appreciation Right
shall be exercisable and no restriction on any Restricted Stock Award shall lapse with respect to a Holder unless and until the Holder thereof shall have paid cash or property to, or performed services for, the Corporation or any of its Subsidiaries that the Committee believes is equal to or greater in value than the par value of the Stock subject to such Award.

SECTION 11.  DURATION AND AMENDMENT OF PLAN

11.1	Duration.  No Awards may be granted hereunder after the date that is ten years from the earlier of (a) the date the Plan is adopted by the Board of Directors and (b) the date the Plan is approved by the stockholders of the Corporation.

11.2	Amendment.  The Board of Directors may, insofar as permitted by law, with respect to any shares which, at the time, are not subject to Awards, suspend or discontinue the Plan or revise or amend it in any respect whatsoever and may amend any provision of the Plan or any Award Agreement to make the Plan or the Award Agreement, or both, comply with
Section 16(b) of the Exchange Act and the exemptions from that Section in the regulations thereunder. The Board of Directors may also amend, modify, suspend, or terminate the Plan for the purpose of meeting or addressing any changes in other legal requirements applicable to the Corporation or the Plan or for any other purpose permitted by law. The Plan may not be amended without the consent of the holders of a majority of the shares of Stock then outstanding to (a) increase materially the aggregate number of shares of Stock that may be issued under the Plan (except for adjustments pursuant to Section 9 hereof),
(b) increase materially the benefits accruing to Eligible Individuals under the Plan, or (c) modify materially the requirements about eligibility for participation in the Plan; provided, however, that such amendments may be made without the consent of stockholders of the Corporation if changes occur in law or other legal requirements (including Rule 16b-3) that would permit such changes. In connection with any amendment of the Plan, the Board of Directors shall be authorized to incorporate such provisions as shall be necessary for amounts paid under the Plan to be exempt from Section 162(m) of the Code.


SECTION 12.  GENERAL

12.1	Application of Funds.  The proceeds received by the
Corporation from the sale of shares pursuant to Awards may be used for any general corporate purpose.

12.2	Right of the Corporation and Subsidiaries to Terminate
Employment. Nothing contained in the Plan, or in any Award Agreement, shall confer upon any Holder the right to continue in the employ of the Corporation or any Subsidiary or interfere in any way with the rights of the Corporation or any Subsidiary to terminate the Holder's employment at any time.

12.3	No Liability for Good Faith Determinations. Neither the
members of the Board of Directors nor any member of the Committee shall be liable for any act, omission or determination taken or made in good faith with respect to the Plan or any Award granted under it; and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Corporation, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage that may from time to time be in effect. This right to indemnification shall be in addition to, and not a limitation on, any other indemnification rights any member of the Board of Directors or the Committee may have.

12.4	Other Benefits.  Participation in the Plan shall not preclude the Holder from eligibility in any other stock or stock option plan of the Corporation or any Subsidiary or any old age benefit, insurance, pension, profit sharing retirement, bonus, or other extra compensation plans that the Corporation or any Subsidiary has adopted, or may, at any time, adopt for the benefit of its Employees. Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the stockholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan and such arrangements may be either generally applicable or applicable only in specific cases.

12.5	Exclusion From Pension and Profit-Sharing Compensation.  By
acceptance of an Award (regardless of form), as applicable, each Holder shall be deemed to have agreed that the Award is special incentive compensation that will not be taken into account in any manner as salary, compensation, or bonus in determining the amount of any payment under any pension, retirement, or other employee benefit plan of the Corporation or any Subsidiary, unless any pension, retirement, or other employee benefit plan of the Corporation or Subsidiary expressly provides that such Award shall be so considered for purposes of determining the amount of any payment under any such plan. In addition, each beneficiary of a deceased Holder shall be deemed to have agreed that the Award will not affect the amount of any life insurance coverage, if any, provided by the Corporation or a Subsidiary on the life of the Holder that is payable to the beneficiary under any life insurance plan covering employees of the Corporation or any Subsidiary.

12.6	Execution of Receipts and Releases.  Any payment of cash or
any issuance or transfer of shares of Stock to the Holder, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require any Holder, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

12.7	Unfunded Plan.  Insofar as it provides for Awards of cash and
Stock, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Holders who are entitled to cash, Stock, or rights thereto under the Plan, any such accounts shall be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets that may at any time be represented by cash, Stock, or rights thereto, nor shall the Plan be construed as providing for such segregation, nor shall the Corporation nor the Board of Directors nor the Committee be deemed to be a trustee of any cash, Stock, or rights thereto to be granted under the Plan. Any liability of the Corporation to any Holder with respect to a grant of cash, Stock, or rights thereto under the Plan shall be based solely upon any contractual obligations that may be created by the Plan and any Award Agreement; no such obligation of the Corporation shall be deemed to be secured by any pledge or other encumbrance on any property of the Corporation. Neither the Corporation nor the Board of Directors nor the Committee shall be required to give any security or bond for the performance of any obligation that may be created by the Plan.

12.8	No Guarantee of Interests.  Neither the Committee nor the
Corporation guarantees the Stock of the Corporation from loss or depreciation.

12.9	Payment of Expenses.  All expenses incident to the
administration, termination, or protection of the Plan, including, but not limited to, legal and accounting fees, shall be paid by the Corporation or its Subsidiaries; provided, however, the Corporation or a Subsidiary may recover any and all damages, fees, expenses, and costs arising out of any actions taken by the Corporation to enforce its right to purchase Stock under this Plan.

12.10	Corporation Records.  Records of the Corporation or its
Subsidiaries regarding the Holder's period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

12.11	Information.  The Corporation and its Subsidiaries
shall, upon request or as may be specifically required hereunder, furnish or cause to be furnished all of the information or documentation which is necessary or required by the Committee to perform its duties and functions under the Plan.

12.12	No Liability of Corporation.  The Corporation assumes no
obligation or responsibility to the Holder or his legal representatives, heirs, legatees, or distributees for any act of, or failure to act on the part of, the Committee.


12.13	Corporation Action.  Any action required of the
Corporation shall be by resolution of its Board of Directors or by a person authorized to act by resolution of the Board of Directors.

12.14	Severability.  In the event that any provision of this
Plan, or the application hereof to any Person or circumstance, is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect under present or future laws effective during the effective term of any such provision, such invalid, illegal, or unenforceable provision shall be fully severable; and this Plan shall then be construed and enforced as if such invalid, illegal, or unenforceable provision had not been contained in this Plan; and the remaining provisions of this Plan shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Plan. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Plan a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable. If any of the terms or provisions of this Plan conflict with the requirements of Rule 16b-3 (as those terms or provisions are applied to Eligible Individuals who are subject to Section 16(b) of the Exchange Act), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Rule 16b-3 and, in lieu of such conflicting provision, there shall be added automatically as part of this Plan a provision as similar in terms to such conflicting provision as may be possible and not conflict with the requirements of Rule 16b-3. If any of the terms or provisions of this Plan conflict with the requirements of Section 422 of the Code (with respect to Incentive Options), then those conflicting terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of Section 422 of the Code and, in lieu of such conflicting provision, there shall be added automatically as part of this Plan a provision as similar in terms to such conflicting provision as may be possible and not conflict with the requirements of Section 422 of the Code. With respect to Incentive Options, if this Plan does not contain any provision required to be included herein under Section 422 of the Code, that provision shall be deemed to be incorporated herein with the same force and effect as if that provision had been set out at length herein; provided, however, that, to the extent any Option that is intended to qualify as an Incentive Option cannot so qualify, that Option (to that extent) shall be deemed a Nonstatutory Option for all purposes of the Plan.

12.15	Notices.  Whenever any notice is required or permitted
hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is actually received by the Corporation addressed to the attention of the Corporate Secretary at the Corporation's office as specified in the applicable Award Agreement. The Corporation or a Holder may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.
 Until changed in accordance herewith, the Corporation and each Holder shall specify as its and his address for receiving notices the address set forth in the Award Agreement pertaining to the shares to which such notice relates. Any person entitled to notice hereunder may waive such notice.


12.16	Successors.  The Plan shall be binding upon the Holder,
his legal representatives, heirs, legatees, and distributees, upon the Corporation, its successors and assigns and upon the Committee and its successors.

12.17	Headings.  The titles and headings of Sections and
Subsections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

12.18	Governing Law.  All questions arising with respect to
the provisions of the Plan shall be determined by application of the laws of the State of Texas without giving effect to any conflict of law provisions thereof, except to the extent Texas law is preempted by federal law. Questions arising with respect to the provisions of an Award Agreement that are matters of contract law shall be governed by the laws of the state specified in the Award Agreement, except to the extent that Texas corporate law subconflicts with the contract law of such state, in which event Texas law shall govern irrespective of any conflict of law laws. The obligation of the Corporation to sell and deliver Stock hereunder is subject to applicable federal, state and foreign laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

12.19	Word Usage.  Words used in the masculine shall apply to
the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.

IN WITNESS WHEREOF, Travis Boats, acting by and through its duly authorized officer, has executed this instrument this 14th day of December, 1995.


TRAVIS BOATS & MOTORS, INC.,
a Texas corporation



By: _________/s/__________
Name:  Mark T. Walton
Title:  President

                                  EXHIBIT 4.3

                                OPTION AGREEMENT

This Option Agreement (this "Agreement") is executed to be effective as of the 17th day of May, 1995, by and between Travis Boats & Motors, Inc. a Texas corporation (the "Company"), and Michael B. Perrine, an employee of the Company (the "Employee").

                                R E C I T A L S:

The Company desires to grant to the Employee an Option to purchase shares of its Common Stock, $0.10 par value (the "Common Stock") pursuant to the terms and conditions contained in this Agreement.

                                A G R E E M E N T:

The parties agree as follows:

1. 	Grant of Option.  The Company hereby irrevocably grants
to the Employee the right and option to purchase all or any part of an aggregate of 3,125 shares of Common Stock, on the terms and conditions and subject to all the limitations set forth herein.

2. 	Purchase Price.  The purchase price of the shares of
Common Stock covered by the Option (the "Shares") shall be $112.00 per share.

3. 	Exercise of Option.  Subject to the other terms and
conditions of this Agreement, the Option granted hereby shall vest and become exercisable only on and after the dates set forth below as to the number of Shares set forth opposite such dates below:


        Vesting Dates            Number of Shares Vested

        May 17, 1996                      20%

        May 17, 1997                      40%

        May 17, 1998                      60%

        May 17, 1999                      80%

        May 17, 2000                     100%


4. 	Term of Option.  The Option shall terminate ten years
from the date of this Agreement, but shall be subject to earlier termination as provided herein.


If the Employee ceases to be an employee of the Company for any reason other than death or Disability, as defined below, or termination of the Employee, the Option may be exercised within 45 days after the date the Employee ceases to be an employee or, if earlier, the date upon which the Option terminates, as originally prescribed by this Agreement. In such event, the Option shall be exercisable only to the extent that the right to purchase shares under this Agreement has vested at the date of such cessation of employment.

In the event the Employee's employment is terminated by the Company for "cause" (as defined below), all of the Employee's unexercised Options shall terminate immediately.

If the Employee's employment is terminated without cause, the Options granted pursuant to this Agreement shall immediately become fully vested and exercisable. The termination of the Employee's employment shall not operate to terminate this Agreement and the Employee shall have the right to exercise the vested but unexercised portion of the Options granted hereunder at any time during the term of this Agreement.

In the event of the Disability of the Employee, the Option shall be exercisable within 45 days after the date of such Disability or the date upon which the Option terminates as originally prescribed by this Agreement, whichever is earlier. In such event, the Option shall be exercisable to the extent that the right to purchase the Shares hereunder has accrued on the date the Employee becomes Disabled and is in effect as of such determination date.

In the event of the death of the Employee while an employee of the Company or of an Affiliate, the Option, to the extent exercisable but not exercised as of the date of death, may be exercised by the Employee's legal representatives or any person who acquired the Employee's rights to the Option by will or by the laws of descent and distribution. In such event, the Option must be exercised, if at all, within one year after the date of death of the Employee or, if earlier, the date upon which the Option terminates, as originally prescribed by this Agreement.

The term "cause," as used in this Agreement, shall mean:

(a)	The Employee's willful and repeated failure to perform his/her duties;

(b)	habitual abuse of drugs or alcohol;

(c)	conviction of a felony or an unlawful act; or

(d)	acts of gross disloyalty to the Company, including but not
limited to theft, embezzlement or intentional unauthorized disclosure of confidential information.


"Disability" shall mean, as determined by the Board of Directors in the sole discretion exercised in good faith of the Board of Directors, a physical or mental impairment of sufficient severity that either the Optionee is unable to continue performing the duties he performed before such impairment or the Optionee's condition entitles him to disability benefits under any insurance or employee benefit plan of the Company and that impairment or condition is cited by the Company as the reason for termination of the Optionee's employment.
"Disability"

5. 	Exercise of Option and Issue of Shares.  The Option may
be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Company, together with the tender of the Option price. Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised, shall contain any representation required by paragraph 6 below and shall otherwise comply with the terms and conditions of this Agreement. The Company shall pay all transfer or original issue taxes with respect to the issue of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection herewith. Except as specifically set forth herein, the holder acknowledges that any income or other taxes due from him or her with respect to this Option or the shares issuable pursuant to this Option shall be the responsibility of the holder and that the Company may, in accordance with the Internal Revenue Code, require the holder to pay additional withholding taxes in respect of the amount that is considered compensation includable in such holders' gross income. The holder of this Option shall have rights as a shareholder only with respect to any Shares covered by the Option after due exercise of the Option and tender of the full exercise price for the shares being purchased pursuant to such exercise.

6. 	Adjustment of Awards and Authorized Stock.  The terms of
this Agreement shall be subject to adjustment from time to time, in accordance with the following provisions:

a.	If at any time, or from time to time, the Company shall
subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on Common Stock payable in Common Stock, or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then (i) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired shall be increased proportionately, and (ii) the purchase price for each share of Common Stock (or other kind of shares or securities) shall be reduced proportionately, without changing the aggregate purchase price for the shares.

b.	If at any time, or from time to time, the Company shall
consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, then (i) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired shall be decreased proportionately, and (ii) the purchase price for each share of Common Stock (or other kind of shares or securities) shall be increased proportionately, without changing the aggregate purchase price.


c.	Adjustments made pursuant to this Section 6 shall be made by the Company, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interests shall be issued on account of any such adjustments.

7. 	Change in Control.  Upon the occurrence of a Change in
Control (as defined below) of the Company, the options granted hereunder shall immediately become fully vested and exercisable (the total number of shares of Common Stock as to which an Option is exercisable upon the occurrence of a Change in Control is referred to herein as the "Total Shares"). If, in connection with the Change in Control, other securities, cash, or property shall be issuable or deliverable in exchange for Common Stock, then the Employee shall be entitled to purchase or receive (in lieu of the Total Shares that the Employee would otherwise be entitled to purchase or receive), the number of shares of Common Stock, other securities, cash, or property to which that number of Total Shares would have been entitled in connection with the Change in Control at an aggregate exercise price equal to the purchase price that would have been payable if that number of Total Shares had been purchased on the exercise of the option immediately before the consummation of the Change in Control.

Nothing in this Section 7 shall impose on the Employee the obligation to exercise any option immediately before or upon the Change of Control, or cause the Employee to forfeit the right to exercise the option during the remainder of the original term of this Agreement because of a Change in Control.


A "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the outstanding securities of the Company, (other than (A) a person owning 25% or more as of the date of this Agreement, (B) a person who becomes the owner of 25% or more by reason of the Company's acquisition of outstanding shares of the Company's stock, (C) as a result of an initial public offering on the Company's common stock, or (D) a trustee or other fiduciary holding securities under an employee benefit plan of the Company), or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company and any new director whose election by the board of directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Company approve (x) a merger or consolidation of the Company with any other entity (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), (y) a plan of complete liquidation of the Company or (z) an agreement or agreements for the sale or disposition, in a single transaction or series of related transactions, by the Company of all or substantially all of the property and assets of the Company.

8. 	Purchase for Investment.  Unless the offering and sale of
the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as amended, or any successor legislation (the "Act"), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled.

The person(s) who exercise the Option shall represent to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for his or her own account, for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their option Shares issued pursuant to such exercise;

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER."

Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or "blue sky" laws).


9. 	Non-Assignability.  The Option shall not be transferable
by the Employee otherwise than by will or by the laws of descent and distribution and shall be exercisable, during the Employee's lifetime, only by the Employee or his or her guardian or legal representative. The Option shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this paragraph 7, or the levy of any attachment or similar process upon the Option or such rights, shall be null and void.

10. 	Notices.  Any notices required or permitted by the terms
of this Agreement shall be given by personal delivery or
registered or certified mail, return receipt requested,
addressed as follows:
To the Company:			13045 Research Boulevard
                                Austin, Texas  78750
                                Attn:  Mark T. Walton

      To the Employee, to the
      address shown below,

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when given in accordance with these provisions.

11. 	Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED AND
ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE
LAWS OF CONFLICT, OF THE STATE OF TEXAS.

12. 	Benefit of Agreement.  This Agreement shall be for the
benefit of and shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

EXECUTED as of the date set forth above.

                                      TRAVIS BOATS & MOTORS, INC.


                                      By:     /s/ Mark T. Walton
                                               Mark T. Walton, President


                                              /s/ Michael B. Perrine
                                               Michael B. Perrine

                                      Address:

                                               7308 Kapok Lane
                                               Austin, Texas  78759

                                EXHIBIT 4.4

                             OPTION AGREEMENT

This Option Agreement (this "Agreement") is executed to be effective as of the 17th day of May, 1995, by and between Travis Boats & Motors, Inc. a Texas corporation (the "Company"), and Mark T. Walton, an employee of the Company (the "Employee").

                           R E C I T A L S:

The Company desires to grant to the Employee an Option to purchase shares of its Common Stock, $0.10 par value (the "Common Stock") pursuant to the terms and conditions contained in this Agreement.

	A G R E E M E N T:

The parties agree as follows:

1. 	Grant of Option.  The Company hereby irrevocably grants
to the Employee the right and option to purchase all or any part of an aggregate of 950 shares of Common Stock, on the terms and conditions and subject to all the limitations set forth herein.

2. 	Purchase Price.  The purchase price of the shares of
Common Stock covered by the Option (the "Shares") shall be $112.00 per share.

3. 	Exercise of Option.  Subject to the other terms and
conditions of this Agreement, the Option granted hereby shall vest and become exercisable only on and after the dates set forth below as to the number of Shares set forth opposite such dates below:


      Vesting Dates                Number of Shares Vested

      May 17, 1996                          20%

      May 17, 1997                          40%

      May 17, 1998                          60%

      May 17, 1999                          80%

      May 17, 2000                         100%

4. 	Term of Option.  The Option shall terminate ten years
from the date of this Agreement, but shall be subject to earlier termination as provided herein.


If the Employee ceases to be an employee of the Company for any reason other than death or Disability, as defined below, or termination of the Employee, the Option may be exercised within 45 days after the date the Employee ceases to be an employee or, if earlier, the date upon which the Option terminates, as originally prescribed by this Agreement. In such event, the Option shall be exercisable only to the extent that the right to purchase shares under this Agreement has vested at the date of such cessation of employment.

In the event the Employee's employment is terminated by the Company for "cause" (as defined below), all of the Employee's unexercised Options shall terminate immediately.

If the Employee's employment is terminated without cause, the Options granted pursuant to this Agreement shall immediately become fully vested and exercisable. The termination of the Employee's employment shall not operate to terminate this Agreement and the Employee shall have the right to exercise the vested but unexercised portion of the Options granted hereunder at any time during the term of this Agreement.

In the event of the Disability of the Employee, the Option shall be exercisable within 45 days after the date of such Disability or the date upon which the Option terminates as originally prescribed by this Agreement, whichever is earlier. In such event, the Option shall be exercisable to the extent that the right to purchase the Shares hereunder has accrued on the date the Employee becomes Disabled and is in effect as of such determination date.

In the event of the death of the Employee while an employee of the Company or of an Affiliate, the Option, to the extent exercisable but not exercised as of the date of death, may be exercised by the Employee's legal representatives or any person who acquired the Employee's rights to the Option by will or by the laws of descent and distribution. In such event, the Option must be exercised, if at all, within one year after the date of death of the Employee or, if earlier, the date upon which the Option terminates, as originally prescribed by this Agreement.

The term "cause," as used in this Agreement, shall mean:

(a)	The Employee's willful and repeated failure to perform his/her duties;

(b)	habitual abuse of drugs or alcohol;

(c)	conviction of a felony or an unlawful act; or

(d)	acts of gross disloyalty to the Company, including but not
limited to theft, embezzlement or intentional unauthorized disclosure of confidential information.

"Disability" shall mean, as determined by the Board of Directors in the sole discretion exercised in good faith of the Board of Directors, a physical or mental impairment of sufficient severity that either the Optionee is unable to continue performing the duties he performed before such impairment or the Optionee's condition entitles him to disability benefits under any insurance or employee benefit plan of the Company and that impairment or condition is cited by the Company as the reason for termination of the Optionee's employment.
"Disability"

5. 	Exercise of Option and Issue of Shares.  The Option may
be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Company, together with the tender of the Option price. Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised, shall contain any representation required by paragraph 6 below and shall otherwise comply with the terms and conditions of this Agreement. The Company shall pay all transfer or original issue taxes with respect to the issue of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection herewith. Except as specifically set forth herein, the holder acknowledges that any income or other taxes due from him or her with respect to this Option or the shares issuable pursuant to this Option shall be the responsibility of the holder and that the Company may, in accordance with the Internal Revenue Code, require the holder to pay additional withholding taxes in respect of the amount that is considered compensation includable in such holders' gross income. The holder of this Option shall have rights as a shareholder only with respect to any Shares covered by the Option after due exercise of the Option and tender of the full exercise price for the shares being purchased pursuant to such exercise.

6. 	Adjustment of Awards and Authorized Stock.  The terms of
this Agreement shall be subject to adjustment from time to time, in accordance with the following provisions:

a.	If at any time, or from time to time, the Company shall
subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on Common Stock payable in Common Stock, or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then (i) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired shall be increased proportionately, and (ii) the purchase price for each share of Common Stock (or other kind of shares or securities) shall be reduced proportionately, without changing the aggregate purchase price for the shares.

b.	If at any time, or from time to time, the Company shall
consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, then (i) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired shall be decreased proportionately, and (ii) the purchase price for each share of Common Stock (or other kind of shares or securities) shall be increased proportionately, without changing the aggregate purchase price.

c.	Adjustments made pursuant to this Section 6 shall be made by the Company, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interests shall be issued on account of any such adjustments.

7. 	Change in Control.  Upon the occurrence of a Change in
Control (as defined below) of the Company, the options granted hereunder shall immediately become fully vested and exercisable (the total number of shares of Common Stock as to which an Option is exercisable upon the occurrence of a Change in Control is referred to herein as the "Total Shares"). If, in connection with the Change in Control, other securities, cash, or property shall be issuable or deliverable in exchange for Common Stock, then the Employee shall be entitled to purchase or receive (in lieu of the Total Shares that the Employee would otherwise be entitled to purchase or receive), the number of shares of Common Stock, other securities, cash, or property to which that number of Total Shares would have been entitled in connection with the Change in Control at an aggregate exercise price equal to the purchase price that would have been payable if that number of Total Shares had been purchased on the exercise of the option immediately before the consummation of the Change in Control.

Nothing in this Section 7 shall impose on the Employee the obligation to exercise any option immediately before or upon the Change of Control, or cause the Employee to forfeit the right to exercise the option during the remainder of the original term of this Agreement because of a Change in Control.


A "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the outstanding securities of the Company, (other than (A) a person owning 25% or more as of the date of this Agreement, (B) a person who becomes the owner of 25% or more by reason of the Company's acquisition of outstanding shares of the Company's stock, (C) as a result of an initial public offering on the Company's common stock, or (D) a trustee or other fiduciary holding securities under an employee benefit plan of the Company), or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company and any new director whose election by the board of directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Company approve (x) a merger or consolidation of the Company with any other entity (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), (y) a plan of complete liquidation of the Company or (z) an agreement or agreements for the sale or disposition, in a single transaction or series of related transactions, by the Company of all or substantially all of the property and assets of the Company.

8. 	Purchase for Investment.  Unless the offering and sale of
the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as amended, or any successor legislation (the "Act"), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled.

The person(s) who exercise the Option shall represent to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for his or her own account, for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their option Shares issued pursuant to such exercise;

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER."

Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or "blue sky" laws).


9. 	Non-Assignability.  The Option shall not be transferable
by the Employee otherwise than by will or by the laws of descent and distribution and shall be exercisable, during the Employee's lifetime, only by the Employee or his or her guardian or legal representative. The Option shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this paragraph 7, or the levy of any attachment or similar process upon the Option or such rights, shall be null and void.

10. 	Notices.  Any notices required or permitted by the terms
of this Agreement shall be given by personal delivery or
registered or certified mail, return receipt requested,
addressed as follows:
To the Company:			13045 Research Boulevard
                                Austin, Texas  78750
                                Attn:  Mark T. Walton

      To the Employee, to the
      address shown below,

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when given in accordance with these provisions.

11. 	Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED AND
ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE
LAWS OF CONFLICT, OF THE STATE OF TEXAS.

12. 	Benefit of Agreement.  This Agreement shall be for the
benefit of and shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

EXECUTED as of the date set forth above.

                                 TRAVIS BOATS & MOTORS, INC.


                                 By:       /s/ E. D. Bohls
                                 Name:      E. D. Bohls
                                 Its:       Vice Chairman


                                          /s/ Mark T. Walton
                                            Mark T. Walton

                                 Address:

                                  EXHIBIT 4.5

                               OPTION AGREEMENT

This Option Agreement (this "Agreement") is executed to be effective as of the 17th day of May, 1995, by and between Travis Boats & Motors, Inc. a Texas corporation (the "Company"), and Ronnie L. Spradling, an employee of the Company (the "Employee").

                               R E C I T A L S:

The Company desires to grant to the Employee an Option to purchase shares of its Common Stock, $0.10 par value (the "Common Stock") pursuant to the terms and conditions contained in this Agreement.

                              A G R E E M E N T:

The parties agree as follows:

1. 	Grant of Option.  The Company hereby irrevocably grants
to the Employee the right and option to purchase all or any part of an aggregate of 2200 shares of Common Stock, on the terms and conditions and subject to all the limitations set forth herein.

2. 	Purchase Price.  The purchase price of the shares of
Common Stock covered by the Option (the "Shares") shall be $112.00 per share.

3. 	Exercise of Option.  Subject to the other terms and
conditions of this Agreement, the Option granted hereby shall vest and become exercisable only on and after the dates set forth below as to the number of Shares set forth opposite such dates below:


         Vesting Dates        Number of Shares Vested

         May 17, 1996                20%

         May 17, 1997                40%

         May 17, 1998                60%

         May 17, 1999                80%

         May 17, 2000               100%


4. 	Term of Option.  The Option shall terminate ten years
from the date of this Agreement, but shall be subject to earlier termination as provided herein.


If the Employee ceases to be an employee of the Company for any reason other than death or Disability, as defined below, or termination of the Employee, the Option may be exercised within 45 days after the date the Employee ceases to be an employee or, if earlier, the date upon which the Option terminates, as originally prescribed by this Agreement. In such event, the Option shall be exercisable only to the extent that the right to purchase shares under this Agreement has vested at the date of such cessation of employment.

In the event the Employee's employment is terminated by the Company for "cause" (as defined below), all of the Employee's unexercised Options shall terminate immediately.

If the Employee's employment is terminated without cause, the Options granted pursuant to this Agreement shall immediately become fully vested and exercisable. The termination of the Employee's employment shall not operate to terminate this Agreement and the Employee shall have the right to exercise the vested but unexercised portion of the Options granted hereunder at any time during the term of this Agreement.

In the event of the Disability of the Employee, the Option shall be exercisable within 45 days after the date of such Disability or the date upon which the Option terminates as originally prescribed by this Agreement, whichever is earlier. In such event, the Option shall be exercisable to the extent that the right to purchase the Shares hereunder has accrued on the date the Employee becomes Disabled and is in effect as of such determination date.

In the event of the death of the Employee while an employee of the Company or of an Affiliate, the Option, to the extent exercisable but not exercised as of the date of death, may be exercised by the Employee's legal representatives or any person who acquired the Employee's rights to the Option by will or by the laws of descent and distribution. In such event, the Option must be exercised, if at all, within one year after the date of death of the Employee or, if earlier, the date upon which the Option terminates, as originally prescribed by this Agreement.

The term "cause," as used in this Agreement, shall mean:

(a)	The Employee's willful and repeated failure to perform his/her duties;

(b)	habitual abuse of drugs or alcohol;

(c)	conviction of a felony or an unlawful act; or

(d)	acts of gross disloyalty to the Company, including but not
limited to theft, embezzlement or intentional unauthorized disclosure of confidential information.


"Disability" shall mean, as determined by the Board of Directors in the sole discretion exercised in good faith of the Board of Directors, a physical or mental impairment of sufficient severity that either the Optionee is unable to continue performing the duties he performed before such impairment or the Optionee's condition entitles him to disability benefits under any insurance or employee benefit plan of the Company and that impairment or condition is cited by the Company as the reason for termination of the Optionee's employment.
"Disability"

5. 	Exercise of Option and Issue of Shares.  The Option may
be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice to the Company, together with the tender of the Option price. Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised, shall contain any representation required by paragraph 6 below and shall otherwise comply with the terms and conditions of this Agreement. The Company shall pay all transfer or original issue taxes with respect to the issue of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection herewith. Except as specifically set forth herein, the holder acknowledges that any income or other taxes due from him or her with respect to this Option or the shares issuable pursuant to this Option shall be the responsibility of the holder and that the Company may, in accordance with the Internal Revenue Code, require the holder to pay additional withholding taxes in respect of the amount that is considered compensation includable in such holders' gross income. The holder of this Option shall have rights as a shareholder only with respect to any Shares covered by the Option after due exercise of the Option and tender of the full exercise price for the shares being purchased pursuant to such exercise.

6. 	Adjustment of Awards and Authorized Stock.  The terms of
this Agreement shall be subject to adjustment from time to time, in accordance with the following provisions:

a.	If at any time, or from time to time, the Company shall
subdivide as a whole (by reclassification, by a stock split, by the issuance of a distribution on Common Stock payable in Common Stock, or otherwise) the number of shares of Common Stock then outstanding into a greater number of shares of Common Stock, then (i) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired shall be increased proportionately, and (ii) the purchase price for each share of Common Stock (or other kind of shares or securities) shall be reduced proportionately, without changing the aggregate purchase price for the shares.

b.	If at any time, or from time to time, the Company shall
consolidate as a whole (by reclassification, reverse stock split, or otherwise) the number of shares of Common Stock then outstanding into a lesser number of shares of Common Stock, then (i) the number of shares of Common Stock (or other kind of shares or securities) that may be acquired shall be decreased proportionately, and (ii) the purchase price for each share of Common Stock (or other kind of shares or securities) shall be increased proportionately, without changing the aggregate purchase price.


c.	Adjustments made pursuant to this Section 6 shall be made by the Company, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive. No fractional interests shall be issued on account of any such adjustments.

7. 	Change in Control.  Upon the occurrence of a Change in
Control (as defined below) of the Company, the options granted hereunder shall immediately become fully vested and exercisable (the total number of shares of Common Stock as to which an Option is exercisable upon the occurrence of a Change in Control is referred to herein as the "Total Shares"). If, in connection with the Change in Control, other securities, cash, or property shall be issuable or deliverable in exchange for Common Stock, then the Employee shall be entitled to purchase or receive (in lieu of the Total Shares that the Employee would otherwise be entitled to purchase or receive), the number of shares of Common Stock, other securities, cash, or property to which that number of Total Shares would have been entitled in connection with the Change in Control at an aggregate exercise price equal to the purchase price that would have been payable if that number of Total Shares had been purchased on the exercise of the option immediately before the consummation of the Change in Control.

Nothing in this Section 7 shall impose on the Employee the obligation to exercise any option immediately before or upon the Change of Control, or cause the Employee to forfeit the right to exercise the option during the remainder of the original term of this Agreement because of a Change in Control.


A "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the outstanding securities of the Company, (other than (A) a person owning 25% or more as of the date of this Agreement, (B) a person who becomes the owner of 25% or more by reason of the Company's acquisition of outstanding shares of the Company's stock, (C) as a result of an initial public offering on the Company's common stock, or (D) a trustee or other fiduciary holding securities under an employee benefit plan of the Company), or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company and any new director whose election by the board of directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the shareholders of the Company approve (x) a merger or consolidation of the Company with any other entity (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), (y) a plan of complete liquidation of the Company or (z) an agreement or agreements for the sale or disposition, in a single transaction or series of related transactions, by the Company of all or substantially all of the property and assets of the Company.

8. 	Purchase for Investment.  Unless the offering and sale of
the Shares to be issued upon the particular exercise of the Option shall have been effectively registered under the Securities Act of 1933, as amended, or any successor legislation (the "Act"), the Company shall be under no obligation to issue the Shares covered by such exercise unless and until the following conditions have been fulfilled.

The person(s) who exercise the Option shall represent to the Company, at the time of such exercise, that such person(s) are acquiring such Shares for his or her own account, for investment and not with a view to, or for sale in connection with, the distribution of any such Shares, in which event the person(s) acquiring such Shares shall be bound by the provisions of the following legend which shall be endorsed upon the certificate(s) evidencing their option Shares issued pursuant to such exercise;

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER."

Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company deems necessary under any applicable law (including without limitation state securities or "blue sky" laws).


9. 	Non-Assignability.  The Option shall not be transferable
by the Employee otherwise than by will or by the laws of descent and distribution and shall be exercisable, during the Employee's lifetime, only by the Employee or his or her guardian or legal representative. The Option shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of the Option or of any rights granted hereunder contrary to the provisions of this paragraph 7, or the levy of any attachment or similar process upon the Option or such rights, shall be null and void.

10. 	Notices.  Any notices required or permitted by the terms
of this Agreement shall be given by personal delivery or
registered or certified mail, return receipt requested,
addressed as follows:
To the Company:			13045 Research Boulevard
                                Austin, Texas  78750
                                Attn:  Mark T. Walton

         To the Employee, to the
         address shown below,

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when given in accordance with these provisions.

11. 	Governing Law.  THIS AGREEMENT SHALL BE CONSTRUED AND
ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS, AND NOT THE
LAWS OF CONFLICT, OF THE STATE OF TEXAS.

12. 	Benefit of Agreement.  This Agreement shall be for the
benefit of and shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

EXECUTED as of the date set forth above.

                                      TRAVIS BOATS & MOTORS, INC.


                                      By:     /s/ Mark T. Walton
                                               Mark T. Walton, President


                                              /s/ Ronnie L. Spradling
                                               Ronnie L. Spradling

                                      Address:

                                              1010 Rising Star Lane
                                              Paron, AR  72122

                                  EXHIBIT 5.1



                        [LETTERHEAD OF JENKENS & GILCHRIST]

                               December 4, 1997

Travis Boats & Motors, Inc.
5000 Plaza on the Lake, Suite 250
Austin, Texas  78746

Ladies and Gentlemen:

We have acted as counsel to Travis Boats & Motors, Inc., a Texas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 283,865 of the Company's Common Stock, $.01 par value per share (the "Shares") issued or issuable upon the exercise of options granted under the Company's 1995 Incentive Plan, pursuant to a Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on December 8, 1997 (the
"Registration Statement").

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise, of such documents and records of the Company and such statutes, regulations and other instruments as we have deemed necessary or advisable for the purposes of this opinion, including
(i) the Registration Statement, (ii) the Restated Articles of Incorporation of the Company, as filed with the Secretary of State of the State of Texas and
(iii) the Bylaws of the Company.

We have assumed that all signatures on all documents presented to us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof, that all information submitted to us was accurate and complete and that all persons executing and delivering originals or copies of documents examined by us were competent to execute and deliver such documents.

Based on the foregoing and having due regard for legal considerations we deem relevant, we are of the opinion that the Shares, when sold as described in the Registration Statement, will be legally issued, fully paid and nonassessable.

This opinion is limited in all respects to the laws of the State of Texas and the United States of America.

This opinion may be filed as an exhibit to the Registration Statement.

                                                    Sincerely,

                                                    JENKENS & GILCHRIST,
                                                    A Professional Corporation

                                                    By: ____/s/______________

                                                    J. Rowland Cook
                                                    For the Corporation

                                  EXHIBIT 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Travis Boats & Motors, Inc. 1995 Incentive Plan, Stock Option Agreement for Michael B. Perrine, Stock Option Agreement for Ron Spradling and Stock Option Agreement for Mark T. Walton, and to the incorporation by reference therein of our report dated Nov-ember 25, 1996, except for Note 2 as to which the date is December 2, 1996, with respect to the consolidated financial statements of Travis Boats & Motors, Inc. included in its Annual Report(Form 10-K) for the year ended September 30, 1996, filed with the Securities and Exchange Commission.


                                                    /s/ Ernst & Young LLP

Austin, Texas
December 8, 1997